Exhibit 2.1

AGREEMENT AND PLAN OF MERGER
among:
LEO Pharma A/S,
Plant Acquisition Sub, Inc.,
a Delaware corporation; and
Peplin, Inc.
a Delaware corporation

Dated as of September 2, 2009

SECTION 1. DESCRIPTION OF TRANSACTION	1

1.1 Merger of Merger Sub into the Company	1

1.2 Effects of the Merger	1

1.3 Closing; Effective Time	1

1.4 Certificate of Incorporation and Bylaws; Directors and Officers	2

1.5 Conversion of Shares, Options and Warrants	2

1.6 Payment Fund	4

1.7 Payment Procedures	5

1.8 Termination of Payment Fund	5

1.9 Closing of the Company’s Transfer Books	6

1.10 Lost Certificates	6

1.11 Withholding Rights	6

1.12 Further Action	6

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY	7

2.1 Subsidiaries; Due Organization	7

2.2 Capitalization, Etc.	8

2.3 ASX Filings; SEC Filings; Financial Statements	9

2.4 Absence of Changes	11

2.5 Title to Assets	11

2.6 Real Property; Leasehold	12

2.7 Intellectual Property	12

2.8 Contracts	14

2.9 Compliance with Legal Requirements	17

2.10 Certain Business Practices	17

2.11 Governmental Authorizations	17

2.12 Tax Matters	17

2.13 Employee and Labor Matters; Benefit Plans	19

2.14 Transactions with Affiliates	20

2.15 Legal Proceedings; Orders	20

2.16 Regulatory Matters	21

2.17 Environmental Compliance	21

2.18 Insurance	22

2.19 Authority	23

2.20 Non-Contravention; Consents	23

2.21 Information Supplied	24

2.22 Fairness Opinion	24

2.23 Financial Advisor	24

2.24 Delaware Section 203	24

2.25 Full Disclosure	25

2.26 No Other Representations	25

SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB	25

3.1 Due Organization	25

3.2 Legal Proceedings	26

3.3 Authority	26

3.4 Non-Contravention; Consents	26

3.5 Information Supplied	27

3.6 Financial Advisor	27

3.7 Ownership of Company Common Stock	27

3.8 No Prior Merger Sub Operations	27

3.9 Sufficient Funds	28

3.10 No Other Representations	28

SECTION 4. CERTAIN COVENANTS OF THE PARTIES	28

4.1 Access and Investigation	28

4.2 Operations Before Closing	29

4.3 No Solicitation	34

SECTION 5. ADDITIONAL COVENANTS OF THE PARTIES	36

5.1 Company Proxy Statement	36

5.2 Company Stockholders’ Meeting	37

5.3 Company Options and Company Warrants	39

5.4 Employee Benefits	40

5.5 Indemnification of Officers and Directors	41

5.6 Regulatory Approvals and Related Matters	43

5.7 Confidentiality; Disclosure	45

5.8 CHESS Depositary Interest	45

5.9 Section 16 Matters	45

5.10 Resignation of Officers and Directors	45

5.11 Stockholder Litigation	45

5.12 Employee Retention	46

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF PARENT AND MERGER SUB	46

6.1 Accuracy of Company Representations	46

6.2 Performance of Covenants	47

6.3 Company Stockholder Approval	47

6.4 Noncompetition Agreements	47

6.5 Company Officers’ Certificate	47

6.6 Regulatory Matters	47

6.7 No Restraints	47

6.8 No Governmental Litigation	48

6.9 No Company MAE	48

6.10 Employee Retention	48

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATION OF THE COMPANY	49

7.1 Accuracy of Parent and Merger Sub Representations	49

7.2 Performance of Covenants	49

7.3 Company Stockholder Approval	49

7.4 Parent Officer’s Certificate	49

7.5 HSR Waiting Period	49

7.6 No Restraints	49

SECTION 8. TERMINATION	50

8.1 Termination	50

8.2 Effect of Termination	52

8.3 Expenses	53

8.4 Termination Fee	53

SECTION 9. MISCELLANEOUS PROVISIONS	54

9.1 Amendment	54

9.2 Extension; Waiver	54

9.3 No Survival of Representations and Warranties	54

9.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery	54

9.5 Applicable Law; Jurisdiction	55

9.6 Attorneys’ Fees	55

9.7 Assignability; No Third Party Rights	55

9.8 Notices	55

9.9 Severability	56

9.10 Remedies	57

9.11 Construction	57

EXECUTION VERSION
AGREEMENT AND PLAN OF MERGER
     This Agreement and Plan of Merger (this “Agreement”) is made and entered into as of September 2, 2009, by and among LEO Pharma A/S (“Parent”), Plant Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and Peplin, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Exhibit A.
Recitals
     A. Parent, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company in accordance with this Agreement and the DGCL (the “Merger”). Upon consummation of the Merger, Merger Sub will cease to exist, and the Company will become a wholly owned subsidiary of Parent (or such Affiliate of Parent as Parent may designate).
     B. The respective boards of directors of Parent, Merger Sub and the Company have unanimously approved this Agreement and the Merger and have deemed the Merger to be advisable and fair to, and in the best interests of, their respective corporations and stockholders.
     C. In order to induce Parent to enter into this Agreement and cause the Merger to be consummated, contemporaneously with the execution and delivery of this Agreement: (i) certain stockholders of the Company are executing voting agreements in favor of Parent (the “Voting Agreements”); and (ii) certain stockholders of the Company are executing Noncompetition Agreements in favor of Parent and the Company (the “Noncompetition Agreements”).
Agreement
     The parties to this Agreement, intending to be legally bound, agree as follows:
     Section 1. Description of Transaction
          1.1 Merger of Merger Sub into the Company. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the DGCL, at the Effective Time (as defined in Section 1.3), Merger Sub shall be merged with and into the Company. By virtue of the Merger, at the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation in the Merger (the “Surviving Corporation”).
          1.2 Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL.
          1.3 Closing; Effective Time. The consummation of the Merger (the “Closing”) shall take place remotely via the exchange of signature pages, on a date to be designated by Parent which shall be not more than three Business Days after the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Sections 6 and 7 (other than conditions that by their nature are only satisfied as of the Closing, but subject to the satisfaction or waiver of each of such conditions), or such other Business Day as the Company and Parent may mutually agree. The date on which the Closing actually takes place is referred to as the “Closing Date.” Subject to the provisions of this Agreement, the Company shall execute a certificate of merger in the form attached hereto as Exhibit B and concurrently with or as soon as practicable following the Closing the Company shall cause such certificate to be filed with the Secretary of State of the State of Delaware. The Merger shall become effective at the time such certificate of merger is filed with the Secretary of State of the State of Delaware or at such later time as Parent and the Company may agree and specify in such certificate of merger. The time as of which the Merger becomes effective is referred to as the “Effective Time.”
          1.4 Certificate of Incorporation and Bylaws; Directors and Officers. At the Effective Time, unless otherwise determined by Parent prior to the Effective Time:
               (a) the certificate of incorporation of the Surviving Corporation shall be amended to conform to the certificate of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until amended in accordance with applicable Legal Requirements; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended to read: “The name of the corporation is Peplin, Inc.”;
               (b) the bylaws of the Surviving Corporation shall be amended and restated as of the Effective Time to conform to the bylaws of Merger Sub as in effect immediately prior to the Effective Time; provided, however, that at the Effective Time, Article I of the bylaws of the Surviving Corporation shall be amended to provide that the name of the Surviving Corporation shall be Peplin, Inc.; and
               (c) the directors of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are directors of Merger Sub immediately prior to the Effective Time and the officers of the Surviving Corporation immediately after the Effective Time shall be the respective individuals who are officers of Merger Sub immediately prior to the Effective Time.
          1.5 Conversion of Shares, Options and Warrants.
               (a) At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any Company Stockholder:
                    (i) any shares of Company Common Stock held by the Company or by any wholly owned Subsidiary of the Company (or held in the Company’s treasury) immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; for the avoidance of doubt, shares of Company Common Stock held in escrow by JPMorgan Chase Bank, N.A. (“JPMorgan”) pursuant to that certain Agreement and Plan of Reorganization, dated as of June 9, 2008, by and among the Company, West Acquisitions Corporation, Neosil, Inc. and Nicholas J. Simon, III (the “Neosil Merger Agreement”) and that certain Escrow Agreement, dated as of October 16, 2008, by and among the Company, Neosil, Inc., Nicholas Simon III and JPMorgan (the “Neosil Escrow Agreement”), shall not be deemed to be held by the Company or by any wholly owned subsidiary of the Company;

                    (ii) any shares of Company Common Stock held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;
                    (iii) except as provided in clauses “(i)” and “(ii)” above and subject to Section 1.5(b), Section 1.5(c) and Section 1.5(d), each share of Company Common Stock outstanding immediately prior to the Effective Time (including any shares of Company Common Stock issued upon exercise of Company Options before the Effective Time but excluding any Dissenting Shares) shall be converted into the right to receive $16.99 in cash, without interest (the “Per Share Merger Consideration”);
                    (iv) each outstanding and unexercised Company Option shall be treated as set forth in Section 5.3(a);
                    (v) each outstanding and unexercised Company Warrant shall be treated as set forth in Section 5.3(b);
                    (vi) each share of Company Common Stock held in escrow by JPMorgan pursuant to the Neosil Merger Agreement and the Neosil Escrow Agreement shall be converted into the Per Share Merger Consideration, but pursuant to Section 9 of the Neosil Escrow Agreement, such Per Share Merger Consideration shall remain in escrow with JPMorgan, until released pursuant to the terms of, and subject to the conditions of, the Neosil Merger Agreement and Neosil Escrow Agreement; and
                    (vii) each share of the common stock, par value $0.001 per share, of Merger Sub outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation.
               (b) If, during the period commencing on the date of this Agreement and ending at the Effective Time, the outstanding shares of Company Common Stock are changed into a different number or class of shares by reason of any stock split, division or subdivision of shares, stock dividend, reverse stock split, consolidation of shares, reclassification, recapitalization or other similar transaction, or if the Company declares a stock dividend during such period, or a record date with respect to any such event occurs during such period, then the Per Share Merger Consideration shall be adjusted to the extent appropriate to provide the same economic effect as contemplated by this Agreement prior to such action.
               (c) Notwithstanding anything in this Agreement to the contrary, any Dissenting Shares shall not be converted into the right to receive the Per Share Merger Consideration provided for in Section 1.5(a)(iii), but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the applicable provisions of the DGCL. Each holder of Dissenting Shares who, pursuant to the applicable provisions of the DGCL, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with Section 262 of the DGCL (but only after the value therefor has been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as

Dissenting Shares, then any such shares shall immediately be converted into the right to receive the Per Share Merger Consideration as if such shares never had been Dissenting Shares, and Parent shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the satisfaction of the applicable conditions set forth in Section 1.7, the total amount of cash consideration to which such holder would be entitled in respect thereof under Section 1.5(a)(iii) as if such shares never had been Dissenting Shares (and all such cash shall be deemed for all purposes of this Agreement to have become deliverable to such holder pursuant to Section 1.5(a)(iii)). The Company shall give Parent (i) prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the applicable provisions of the DGCL and received by the Company, and (ii) the right to participate in all negotiations and proceedings with respect to demands for appraisal under the applicable provisions of the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares.
               (d) In the event there is a breach by the Company of any of the representations of the Company in Section 2.2(a) or Section 2.2(c), and as a result of the facts giving rise to such breach, the aggregate amounts payable under Section 1.5(a) and Section 5.3 or otherwise in respect of any other equity securities of the Company outstanding immediately prior to the Effective Time that are entitled to receive consideration as a consequence of the Merger would exceed the sum of (i) $287.5 million plus (ii) the aggregate exercise price of any Company Options or Company Warrants exercised between the date of this Agreement and the Effective Time, to the extent actually received by the Company (such sum, the “Maximum Aggregate Consideration”), then Parent at its election may adjust the Per Share Merger Consideration to be an amount determined as follows: the sum of (1) the Maximum Aggregate Consideration plus (2) the aggregate exercise price of all Company Options and Company Warrants outstanding and unexercised immediately prior to the Effective Time, such sum then divided by the sum of the following: (X) the aggregate number of shares of Company Common Stock (other than shares held by Parent, Company, Merger Sub or any other wholly owned Subsidiary of Parent or the Company) outstanding immediately prior to the Effective Time; (Y) the aggregate number of shares of Company Common Stock issuable pursuant to all Company Options and Company Warrants outstanding immediately prior to the Effective Time (assuming no net exercise thereof); and (Z) the number (based on the number of shares of Company Common Stock to which it is equivalent, calculated on a treasury stock method) of any other rights to acquire Company Common Stock, or any securities that are convertible into or exchangeable for, Company Common Stock, outstanding immediately prior to the Effective Time. For purposes of the preceding sentence, the effect of any change to the rate of exchange between Australian Dollars and United States Dollars after the date of this Agreement shall be disregarded.
          1.6 Payment Fund. On or prior to the Closing Date, Parent shall select a reputable national bank or trust company reasonably acceptable to the Company (the “Paying Agent”) to act as paying agent under this Agreement for the purpose of distributing the aggregate cash consideration distributable pursuant to Section 1.5(a)(iii) and Section 5.3(b) (the “Cash Consideration”). At or prior to the Effective Time, Parent shall deposit with the Paying Agent, for the benefit of the holders of shares of Company Common Stock (other than Dissenting

Shares) and holders of Company Warrants outstanding immediately prior to the Effective Time, the Cash Consideration (the “Payment Fund”).
          1.7 Payment Procedures.
               (a) As soon as practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock and each holder of a Company Warrant immediately prior to the Effective Time (such certificates and Company Warrants, collectively, the “Certificates”), and each holder of uncertificated shares of Company Common Stock represented by book-entry (including Share CDIs held on an issuer-sponsored subregister or CHESS subregister, the “Book-Entry Shares”): (i) a letter of transmittal which shall specify that delivery shall be effective, and risk of loss and title to the Certificates or Book Entry Shares shall pass, only upon delivery of the Certificates to the Paying Agent, and which letter shall be in customary form and have such other provisions as Parent shall reasonably specify; and (ii) instructions for effecting the surrender of such Certificates (or affidavits of loss in lieu thereof) or Book-Entry Shares in exchange for such holder’s applicable portion of the Cash Consideration. Upon surrender of a Certificate (or affidavits of loss in lieu thereof), or in the case of Book-Entry Shares, in adherence with the applicable procedures set forth in the letter of transmittal, to the Paying Agent, together with such letter of transmittal and such other documents as may be reasonably required by the Paying Agent or Parent, duly executed and completed in accordance with the instructions to the letter of transmittal, and such other documents as may be reasonably required by the Paying Agent or pursuant to such instructions, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the applicable portion of the Cash Consideration and the Certificates or Book-Entry Shares so surrendered shall forthwith be cancelled. Until surrendered as contemplated by this Section 1.7(b), each Certificate shall be deemed, from and after the Effective Time, to represent only the right to receive Cash Consideration as contemplated by Section 1.5.
               (b) No interest will be paid or will accrue on the Cash Consideration. In the event of a transfer of ownership of Company Common Stock or Company Warrant which is not registered in the transfer records of the Company, the applicable portion of the Cash Consideration otherwise payable with respect thereto shall be payable to such transferee if the Certificate representing such Company Common Stock or Company Warrant is presented to the Paying Agent, accompanied by all documents reasonably required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.
          1.8 Termination of Payment Fund. Any portion of the Payment Fund that remains undistributed to the holders of Certificates and Book-Entry Shares on the first anniversary of the Effective Time shall be delivered to Parent, and any holder of Certificates or Book-Entry Shares who has not complied with the provisions of this Section 1 as of that time shall thereafter look only to Parent for the applicable portion of the Cash Consideration with respect to the shares of Company Common Stock and Company Warrants formerly represented thereby, and Parent shall, upon the request of any such holder of Certificates or Book-Entry Shares, promptly pay to such Persons the applicable portion of the Cash Consideration to which such Persons is entitled. Any such portion of the Payment Fund remaining unclaimed by a holder of Certificates or Book-Entry Shares on the date that is five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Body pursuant to applicable Legal Requirements) shall, to the extent permitted by applicable Legal Requirements, become the property of Parent free and clear of any claims or interest of any person previously entitled to that portion of the Payment Fund. Neither Parent nor the Surviving Corporation shall be liable to any holder or former holder of Company Common Stock or to any other Person with respect to any Cash Consideration delivered to any public official pursuant to any applicable abandoned property law, escheat law or similar Legal Requirement.
          1.9 Closing of the Company’s Transfer Books. At the Effective Time: (a) all shares of Company Common Stock outstanding immediately before the Effective Time shall automatically be canceled and retired and shall cease to exist (in exchange for the right to receive the Per Share Merger Consideration or the right to receive consideration pursuant to Section 1.5(d)), and all holders of Certificates or Book-Entry Shares that were outstanding immediately before the Effective Time shall cease to have any rights as a Company Stockholder; and (b) the stock transfer books of the Company shall be closed with respect to all shares of Company Common Stock outstanding immediately before the Effective Time. No further transfer of any such shares of Company Common Stock shall be made on such transfer books after the Effective Time.
          1.10 Lost Certificates. If any Certificate shall have been lost, stolen, mutilated, or destroyed, the Paying Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable portion of the Cash Consideration with respect to the shares of Company Common Stock formerly represented thereby only after the person claiming such Certificate to be lost, stolen, mutilated, or destroyed makes an affidavit to such effect and, if required by the Paying Agent, delivers a bond (in customary amount) as indemnity against any claim that may be made against the Paying Agent, Parent or the Surviving Corporation with respect to such Certificate.
          1.11 Withholding Rights. Each of the Surviving Corporation, Parent and the Paying Agent shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Options or Company Warrants such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder, any applicable non-United States Tax Legal Requirements or any other applicable Legal Requirement. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Paying Agent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Common Stock, Company Options or Company Warrants in respect to which such deduction and withholding was made by the Surviving Corporation, Parent or the Paying Agent, as the case may be.
          1.12 Further Action. If, at any time after the Effective Time, Parent or the Surviving Corporation determines that any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of Merger Sub and the Company, the officers and directors of the Surviving Corporation and Parent shall be fully authorized (in the name of Merger Sub, in the name of the Company and otherwise) to take such action.
          Section 2. Representations and Warranties of the Company
          The Company represents and warrants to Parent and Merger Sub as follows, it being understood that each representation and warranty contained in this Section 2 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 2 in which such representation and warranty appears to another part or subpart of the Company Disclosure Schedule; and (c) any exception or disclosure in any other part or subpart of the Company Disclosure Schedule to the extent it is reasonably apparent on the face or from the wording, of such exception or disclosure that such exception or disclosure qualifies such other representation or warranty:
          2.1 Subsidiaries; Due Organization.
               (a) Schedule 2.1(a) of the Company Disclosure Schedule identifies each Subsidiary of the Company and indicates its jurisdiction of organization. The Company is the owner of all of the issued and outstanding shares of capital stock of each Subsidiary, free and clear of all Encumbrances, and (in jurisdictions that recognize the following concepts) all such shares are duly authorized, validly issued, fully paid and nonassessable and are not subject to any preemptive right, right of first refusal or any similar right. Neither the Acquired Corporation nor any of the Entities identified in Schedule 2.1(a) of the Company Disclosure Schedule owns any capital stock of, or any equity interest of any nature in, any other Entity, other than the Entities identified in Schedule 2.1(a) of the Company Disclosure Schedule. No Acquired Corporation has agreed and no Acquired Corporation is obligated to make, nor or is it bound by any Contract under which it may become obligated to make, any material future investment in or material capital contribution to any other Entity.
               (b) Each of the Acquired Corporation (in jurisdictions that recognize the following concepts) is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted; (ii) to own and use its assets in the manner in which its assets are currently owned and used; and (iii) to perform its obligations under all Contracts by which it is bound, except, in each case, as would not reasonably be expected to have a Company Material Adverse Effect.
               (c) Each of the Acquired Corporations (in jurisdictions that recognize the following concepts) is qualified to do business as a foreign corporation, and is in good standing, under the laws of such jurisdictions where the nature of its business requires such qualification, except as would not reasonably be expected to have a Company Material Adverse Effect.

          2.2 Capitalization, Etc.
               (a) The authorized capital stock of the Company consists of: (i) 100,000,000 shares of Company Common Stock, of which 15,371,121 shares were issued and outstanding as of the date of this Agreement; (ii) one (1) share of Company Class B Common Stock, which is not issued or outstanding; and (iii) 10,000,000 shares of Company Preferred Stock, of which no shares are issued or outstanding. As of the date of this Agreement, (1) 1,384,576 shares of Company Common Stock are subject to issuance pursuant to outstanding Company Options, (2) 2,241,688 shares of Company Common Stock are subject to issuance pursuant to outstanding Company Warrants, and (3) the Company does not hold any shares of Company Common Stock in its treasury.
               (b) All of the outstanding shares of Company Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable. None of the outstanding shares of Company Common Stock is entitled or subject to, or was issued in violation of, any preemptive right, right of participation, right of maintenance or any similar right. None of the outstanding shares of Company Common Stock is subject to any right of first refusal in favor of the Company. To the knowledge of the Company, there is no Company Contract currently in effect relating to the voting of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Company Common Stock. The Company is not under any obligation, nor is it bound by any Contract to acquire, redeem or otherwise acquire any outstanding shares of Company Common Stock or other securities, except for the Company’s right to acquire restricted shares of Company Common Stock held by a Company Employee upon termination of such Company Employee’s employment.
               (c) Except for (i) the outstanding Company Options described in Section 2.2(a)(1) above and as set forth in Schedule 2.2(c)-1 of the Company Disclosure Schedule and (ii) the outstanding Company Warrants described in Section 2.2(a)(2) above and set forth in Schedule 2.2(c)-2 of the Company Disclosure Schedule, as of the date of this Agreement, there is no: (A) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) pursuant to a Contract to which the Company or any of its Subsidiaries is a party to acquire any shares of the capital stock or other securities of the Company or any of its Subsidiaries; (B) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of any of the Company or any of its Subsidiaries; or (C) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company or any of its Subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities.
               (d) Each share of Company Common Stock outstanding immediately prior to the Effective Time that is restricted and not fully vested under any applicable restricted stock agreement or other Contract with the Company will become fully vested and unrestricted as of the Effective Time.

          2.3 ASX Filings; SEC Filings; Financial Statements.
               (a) As of the time it was filed with the ASX or the SEC, as applicable: (i) the Company Public Documents complied as to form in all material respects with the applicable requirements of the Corporations Act, the ASX Listing Rules, Securities Act or the Exchange Act (as the case may be); (ii) none of the Company ASX Documents omit material information required by the ASX Listing Rules or materially contravenes Division 2 of Part 7.10 of the Corporations Act; and (iii) none of the Company SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; except to the extent corrected: (A) in the case of Company Public Documents filed on or before the date of this Agreement that were amended or superseded on or before the date of this Agreement, by the filing of the applicable amending or superseding Company Public Document; and (B) in the case of Company Public Documents filed after the date of this Agreement that are amended or superseded before the Effective Time, by the filing of the applicable amending or superseding Company Public Document. All statements, reports, schedules, forms and other documents required to have been filed by the Company with or to or furnished to the SEC since September 11, 2008 have been so filed or furnished. Each of the principal executive officer and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or Rule 15d-14 under the Exchange Act or under Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents required to be filed before the date of this Agreement. As used in this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.
               (b) The financial statements (including any related notes) contained or incorporated by reference in the Company Public Documents (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q, Form 8-K or any successor form under the Exchange Act, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring adjustments), and (ii) fairly presented in all material respects in accordance with GAAP, the consolidated financial position of the Company and its Subsidiaries as of the respective dates thereof, and the consolidated results of operations and cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby.
               (c) The Company has established and maintains a system of internal controls over financial reporting sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. To the knowledge of the Company, there were no material weaknesses, or series of multiple significant deficiencies that are reasonably likely to collectively represent a material weakness, in the design and operation of such internal controls. As used in this Agreement, “material weakness” and “significant deficiencies” shall have the meanings given to such term by the Public Company Accounting Oversight Board.
               (d) The Company has in place the “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by the Exchange Act and the rules promulgated thereunder. The Company’s disclosure controls and procedures are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports.
               (e) Since January 1, 2006, neither the Company nor any of its directors, officers, employees or, to the knowledge of the Company, auditors, accountants or representatives, has received or otherwise had or obtained, actual knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or its internal accounting controls, including any complaint, allegation, assertion or claim that the Company has engaged in questionable accounting or auditing practices. No attorney representing the Company, whether or not employed by the Company, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its directors, officers, employees or agents to the Company Board or any committee thereof or to any director or executive officer of the Company. Since January 1, 2006, there have been no internal investigations regarding accounting treatment or revenue recognition, in accordance with GAAP, discussed with, reviewed by or initiated at the direction of the Company’s chief executive officer, chief financial officer, chief accounting officer or principal legal counsel or the Company Board or any committee thereof.
               (f) To the knowledge of the Acquired Corporation, no employee of any Acquired Corporations has provided or is providing information to any law enforcement agency regarding the commission or possible commission of any crime or the violation or possible violation of any Legal Requirement. Neither the Acquired Corporations nor any officer or employee or, to the knowledge of the Acquired Corporations, any contractor, subcontractor or agent of any Acquired Corporation, has discharged, demoted, suspended, threatened, harassed or in any other manner discriminated against any employee of any Acquired Corporation in the terms and conditions of employment because of any act of such employee described in 18 U.S.C. § 1514A(a).
               (g) No Acquired Corporation has, and none of the Acquired Corporations is reasonably expected to have any accrued, contingent or other liabilities of any nature, either matured or unmatured, that are, individually or in the aggregate, material to the Acquired Corporations, except for: (i) liabilities identified as such, or specifically reserved against, in the consolidated balance sheet of the Company as of March 31, 2009 (the “Company

Unaudited Balance Sheet Date”) contained in the Company Public Documents (the “Company Unaudited Balance Sheet”); (ii) current liabilities that have been incurred by the Acquired Corporations since the date of the Company Unaudited Balance Sheet in the ordinary course of business and consistent with past practices; (iii) liabilities for performance of obligations of the Acquired Corporations pursuant to the express terms of Company Contracts; (iv) liabilities incurred by the Acquired Corporation in connection with the Contemplated Transactions; (v) liabilities of a type which would not be required to be included in a balance sheet (or the notes thereto) prepared in accordance with GAAP that are not, individually or in the aggregate, material to the Acquired Corporation; and (vi) liabilities described in Schedule 2.3(e) of the Company Disclosure Schedule.
          2.4 Absence of Changes. Since the date of the Company Unaudited Balance Sheet:
               (a) there has not been any Company Material Adverse Effect;
               (b) the Company has not: (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, other than distributions of Company Common Stock issued upon the exercise of Company Options; or (ii) acquired, redeemed or otherwise reacquired any shares of its capital stock or other securities, other than pursuant to the Company’s right to acquire restricted shares of Company Common Stock held by a Company Employee upon termination of such Company Employee’s employment;
               (c) there has been no amendment to the certificate of incorporation or bylaws of any Acquired Corporations;
               (d) neither the Company nor any of its Subsidiaries has lent money to any Person (other than advances to employees in the ordinary course of business);
               (e) the Company has not materially changed any of its methods of accounting or accounting practices, except as required by concurrent changes in GAAP or SEC rules and regulations;
               (f) no Acquired Corporation has made any material Tax election;
               (g) neither the Company nor any of its Subsidiaries has commenced or settled any material Legal Proceeding; and
               (h) neither the Company nor, if applicable, any of its Subsidiaries, has agreed or committed to take any of the actions referred to in clauses “(b)” through “(g)” above.
          2.5 Title to Assets. The Company and each of its Subsidiaries owns, and has good and valid title to, all material assets purported to be owned by them, including all material assets reflected on the Company Unaudited Balance Sheet (except for assets sold or otherwise disposed of since the date of the Company Unaudited Balance Sheet in the ordinary course of business). To the knowledge of the Acquired Corporations, all of said assets are owned by the Company or one of its Subsidiaries free and clear of any Encumbrances, except for liens described in Schedule 2.5 of the Company Disclosure Schedule. The Company or one of its Subsidiaries is the lessee of, and holds valid leasehold interests in, all material assets purported to have been leased by them, including all material assets reflected as leased on the Company Unaudited Balance Sheet (it being understood that the representations and warranties contained in this Section 2.5 do not apply to ownership of, or Encumbrances with respect to, Intellectual Property and Intellectual Property Rights, which matters are addressed solely in the representations and warranties set forth in Section 2.7).
          2.6 Real Property; Leasehold.
               (a) The Company and its Subsidiaries do not own any real property.
               (b) Schedule 2.6(b) of the Company Disclosure Schedule sets forth an accurate and complete list of each lease: (i) pursuant to which any real property is being leased to the Company or any of its Subsidiaries; and (ii) having aggregate lease payments in excess of $50,000 over the 12-month period commencing on the date of this Agreement. (All real property leased to the Company or any of its Subsidiaries is referred to as the “Leased Real Property”). There is no Legal Proceeding pending, and to the knowledge of the Acquired Corporation no Legal Proceeding has been threatened, that challenges or adversely affects, or would challenge or adversely affect, the continuation of the present use or operations by the Acquired Corporations of any Leased Real Property.
               (c) Schedule 2.6(c) of the Company Disclosure Schedule contains an accurate and complete list of all subleases, occupancy agreements and other Company Contracts granting to any Person (other than the Company or any of its Subsidiaries) a right of use or occupancy of any of the Leased Real Property.
               (d) All material items of equipment and other material tangible assets owned by or leased to the Acquired Corporations are adequate for the uses to which they are being put, are in good and safe condition and repair (ordinary wear and tear excepted) and are adequate for the conduct of the businesses of the Acquired Corporations in the manner in which such businesses are currently being conducted.
          2.7 Intellectual Property.
               (a) Schedule 2.7(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Registered IP. All Company Registered IP is subsisting (or in the case of applications, applied for) and to the knowledge of the Company, valid and enforceable. All filings, payments and other actions required to be made or taken by the Company or any of its Subsidiaries before the date of this Agreement to maintain each item of Company Registered IP have been made and taken.
               (b) Each item of Company Owned IP is owned exclusively by the Company or its Subsidiaries, free and clear of any Encumbrances other than Permitted Encumbrances. To the knowledge of the Company and its Subsidiaries, the Company Owned IP and the Company In-Licensed IP constitute all of the Intellectual Property Rights necessary for the conduct of the business of the Company and its Subsidiaries as it is currently conducted or currently planned to be conducted by the Company and its Subsidiaries. For purposes of Section

2.7(b) and Section 2.7(f), the phrase “currently planned to be conducted by the Company and its Subsidiaries” means the development, manufacturing, marketing, sale, offer for sale, exportation, distribution and/or use of any of the following: (i) PEP005 (ingenol mebutate) Gel for the treatment of actinic keratosis; (ii) PEP005 (ingenol mebutate) Gel for the treatment of non-melanoma skin cancers; and (iii) PEP005 (ingenol mebutate) Gel for the treatment of cutaneous warts. There is no Legal Proceeding, including reexamination, opposition, cancellation or similar active proceeding, pending or, to the knowledge of the Company and its Subsidiaries, threatened with respect to any Company Owned IP.
               (c) Neither the execution, delivery or performance of this Agreement nor the consummation of any of the Contemplated Transactions would reasonably be expected to, with or without notice or the lapse of time, result in or give any other Person the right or option to cause, create, impose or declare: (i) a loss of, or Encumbrance on, any Company Owned IP or any Company In-Licensed IP; or (ii) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any Company Owned IP or Company In-Licensed IP.
               (d) The Company and its Subsidiaries have taken commercially reasonable steps (including measures to protect secrecy and confidentiality) to protect the Company’s and its Subsidiaries’ rights in trade secrets of the Company and its Subsidiaries. Without limiting the generality of the foregoing, each former and current employee or director of the Acquired Corporation and each former and current third-party consultant and contractor of the Acquired Corporations having access to confidential information or trade secrets of the Acquired Corporations has executed a valid and enforceable written agreement with the Company or any of its Subsidiaries, as applicable, containing obligations to protect, preserve, and maintain the confidentiality of all trade secrets of the Company and its Subsidiaries (such contract terms, a “Nondisclosure Agreement”). To the knowledge of the Company, no current or former employee, director, consultant or contractor is in breach of any Nondisclosure Agreement or IP Assignment Agreement (as defined below).
               (e) To the knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, any Company Owned IP.
               (f) To the knowledge of the Company, the conduct of the business of the Company and its Subsidiaries as it is currently conducted or currently planned to be conducted by the Company and its Subsidiaries (as defined in Section 2.7(b)) does not infringe or misappropriate any Intellectual Property Right of any other Person. To the knowledge of the Company as of the date of this Agreement, the development, manufacturing, marketing, sale, offer for sale, exportation, distribution and/or use of any Company Product does not infringe or misappropriate any Intellectual Property Right of any other Person.
               (g) Neither the Company nor any of its Subsidiaries has been sued in any Legal Proceeding (or received any written notice or, to the knowledge of the Company, threat) which involves a claim of infringement or misappropriation of any Intellectual Property Right of any other Person or which contests the validity, ownership or right of the Company or any of its Subsidiaries to exercise any right in Company Owned IP.

               (h) No Company Owned IP has been developed or otherwise obtained, in whole or part, through the use of funding, facilities, or other resources of any Governmental Body or institution of higher learning or under any Contract with any Governmental Body or institution of higher learning. To the knowledge of the Company, none of the activities of the employees of the Company or any of its Subsidiaries violates any Contract, or fiduciary duty that any such employee has with a former employer, and no such former employer has asserted in writing to the Company or any of its Subsidiaries any such violation.
               (i) The Company and each of its Subsidiaries has secured from each of their current and former consultants and employees (each a “Contributor”) who independently or jointly is or was involved in, or contributes or contributed to the conception, reduction to practice, creation or development of any, Company Owned IP, ownership of all such Contributor’s Intellectual Property Rights in such involvement or contribution that the Company or such Subsidiary does not already own by operation of law and such Contributor has not retained any rights or licenses with respect thereto.
          2.8 Contracts.
               (a) Schedule 2.8 of the Company Disclosure Schedule identifies each Company Contract that constitutes a Company Significant Contract as of the date of this Agreement. For purposes of this Agreement, each of the following shall be deemed to constitute a “Company Significant Contract”:
                    (i) any Contract constituting a Company Employee Agreement: (A) pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any severance, termination or similar payment in excess of $10,000 to any Company Employee (except as may be required by applicable Legal Requirements); (B) pursuant to which the Company or any of its Subsidiaries is or may become obligated to make any bonus or similar payments (other than payments constituting base salary or commissions paid in the ordinary course of business) in excess of $10,000 to any individual Company Employee; (C) pursuant to which any Acquired Corporation is or may become obligated to extend the post-termination exercise period of any Company Option beyond the period set forth in the applicable Company Option Plan; or (D) pursuant to which any of the Acquired Corporation is or may become obligated to provide any benefit to a Company Employee upon termination (with or without cause) of such Company Employee’s employment or other relationship (other than statutory benefits required by applicable law);
                    (ii) any Contract pursuant to which the Company or any of its Subsidiaries licenses from any Person (other than the Company and its Subsidiaries) any Intellectual Property Rights (other than software license agreements for any third-party software that is generally available to the public at a cost of less than $50,000 per year entered into by the Company or any of its Subsidiaries in the ordinary course of business);
                    (iii) any Contract pursuant to which the Company or any of its Subsidiaries licenses to any Person (other than the Company and its Subsidiaries) any Company Owned IP;

                    (iv) any Contract with any distributor or other reseller or sales representative;
                    (v) any Contract that provides for: (A) reimbursement of any Company Employee for, or advancement to any Company Employee of, legal fees or other expenses associated with any Legal Proceeding or the defense thereof; or (B) indemnification of any Company Employee;
                    (vi) any Contract imposing any restriction on the right or ability of the Company or any of its Subsidiaries: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to develop, sell, manufacture, license, market, assemble, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (D) to perform services for any other Person; (E) to transact business with any other Person; or (F) to operate at any location in the world;
                    (vii) any Contract evidencing indebtedness in excess of $50,000;
                    (viii) any Contract relating to the lease or sublease of Leased Real Property;
                    (ix) any labor or collective bargaining Contract;
                    (x) any Contract for pre-clinical, testing, clinical or marketing trials relating to the Company Products and Contracts with physicians, hospitals, clinics or other healthcare providers;
                    (xi) any joint venture or partnership Contract or Contract requiring the sharing of profits;
                    (xii) any Contract pursuant to which any third party is entitled to market any of the Company Products;
                    (xiii) any Contract under which another party processes, produces or manufactures, or will process, produce or manufacture, any of the Company Products and any Contract with suppliers of any component or active ingredient of the Company Products;
                    (xiv) any Contract pursuant to which the Company or any Subsidiary has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any contract pursuant to which it has any material ownership interest in any other Person;
                    (xv) any other Contract that by its terms involves the payment or delivery of cash or other consideration in an amount or having a value, individually or in the aggregate, in excess of $100,000 in any individual fiscal year which is not terminable without material penalty by the Company on less than 90 days’ notice;

                    (xvi) any Contract for Company In-Licensed IP with respect to a Company Product containing an express requirement for diligence by any Acquired Corporation in the development, marketing, manufacture or sale of such Company Product;
                    (xvii) any Contract incorporating or relating to any guaranty or performance of obligation of another party, any product or service warranty or any sharing of liabilities, except for Contracts which do not differ materially from the standard forms made available by the Company to Parent;
                    (xviii) any Contract relating to any currency hedging, swap or other financial derivative, material credit facility, outstanding letter of credit or bank guarantee;
                    (xix) any Contract (other than Contracts evidencing Company Options or Company Warrants): (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities; (B) providing any Person with any preemptive right, right of participation, right of maintenance or similar right with respect to any securities; or (C) providing to or imposing upon any of the Acquired Corporations any right of first refusal with respect to, or right or obligation to repurchase or redeem, any securities;
                    (xx) any other Contract, if a breach or termination of such Contract would reasonably be expected to have or result in a Company Material Adverse Effect; and
                    (xxi) any other Contract not listed in Sections 2.8(a)(i)-(xxi) that would be a “material contract” under Rule 601 of Regulation S-K of the SEC.
The Company has delivered or made available to Parent an accurate and complete copy of each Company Contract that constitutes a Company Significant Contract.
               (b) Each Company Significant Contract, including any Subsidiary Contract (as defined in the Company Disclosure Schedule), is valid and in full force and effect and is enforceable in accordance with its terms, subject to: (i) laws of general application relating to bankruptcy, insolvency and the relief of debtors; and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
               (c) (i) Neither the Company nor any of its Subsidiaries is in breach or any default under any Company Contract; (ii) to the knowledge of the Company, no other Person is in breach or any default under, any Company Contract; and (iii) to the knowledge of the Company, no event has occurred and is continuing, and no circumstance or condition exists, that (with or without notice or lapse of time) would reasonably be expected to: (A) result in a violation or breach of any of the provisions of any Company Contract; (B) give any Person the right to declare a default under any Company Contract; (C) give any Person the right to receive or require a rebate, chargeback, penalty or change in delivery schedule under any Company Contract; (D) give any Person the right to accelerate the maturity or performance of any Company Contract; or (E) give any Person the right to cancel, terminate or modify any Company Contract.

          2.9 Compliance with Legal Requirements. Each of the Company and its Subsidiaries is and has been since January 1, 2006, in compliance in all material respects with all applicable Legal Requirements. Since January 1, 2006, neither the Company nor any of its Subsidiaries have received any notice from any Governmental Body or other Person regarding any actual or possible violation in any material respect of, or failure to comply in any material respect with, any Legal Requirement.
          2.10 Certain Business Practices. Neither the Company, any of its Subsidiaries, nor, to the knowledge of the Company, any Company Employee with respect to any matter relating to the Company and its Subsidiaries, has: (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; or (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended.
          2.11 Governmental Authorizations. The Company and its Subsidiaries hold all material Governmental Authorizations necessary to enable the Company and its Subsidiaries to conduct their respective businesses in the manner in which such businesses are currently being conducted. All such Governmental Authorizations are valid and in full force and effect. Each Acquired Corporation is, and at all times has been, in compliance in all material respects with the terms and requirements of such Governmental Authorizations. Since January 1, 2006, neither the Company nor any of its Subsidiaries has received any written notice from any Governmental Body regarding: (i) any actual or possible violation of or failure to comply with any term or requirement of any material Governmental Authorization; or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material Governmental Authorization.
          2.12 Tax Matters.
               (a) Each of the material Tax Returns required to be filed by or on behalf of the Company and its Subsidiaries with any Governmental Body with respect to any Taxable period ending on or before the Closing Date: (i) has been or will be filed on or before the applicable due date (including any extensions of such due date); (ii) has been or will be accurate and complete in all material respects; and (iii) has been, or will be when filed, prepared in all material respects in substantial compliance with all applicable Legal Requirements. All amounts shown on the material Tax Returns to be due on or before the Closing Date have been or will be paid on or before the Closing Date.
               (b) The Company and its Subsidiaries have withheld and paid all material Taxes required to have been withheld and paid in connection with any amounts paid to any employee, independent contractor, creditor, stockholder, or other third party.
               (c) The Company Unaudited Balance Sheet reflects all liabilities for unpaid material Taxes of the Company and/or any Subsidiary for periods (or portions of periods) through the Company Unaudited Balance Sheet Date. Neither the Company nor any Subsidiary has any liability for unpaid material Taxes accruing after the Company Unaudited Balance Sheet

Date except for Taxes arising in the ordinary course of business subsequent to the Company Unaudited Balance Sheet Date.
               (d) To the knowledge of the Company, no material Tax Return is currently subject to an audit by any Governmental Body. No extension or waiver of the limitation period applicable to any of the material Tax Returns has been granted by the Company or any of its Subsidiaries, and no such extension or waiver has been requested from the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has granted to any Person any power of attorney that is currently in force with respect to any Tax matter.
               (e) No Legal Proceeding is pending with respect to the Company or any of its Subsidiaries in respect of any material Tax. There are no unsatisfied liabilities for material Taxes with respect to any notice of deficiency or similar document received by the Company or any of its Subsidiaries with respect to any material Tax (other than liabilities for Taxes asserted under any such notice of deficiency or similar document which are being contested in good faith by the Company or one of its Subsidiaries). There are no Encumbrances for material Taxes upon any of the assets of the Company and its Subsidiaries.
               (f) There are no Contracts relating to allocating or sharing of Taxes to which the Company or any of its Subsidiaries is a party, other than Contracts among one or more of the Company and any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is liable for the Taxes of any other Person (other than the Company and its Subsidiaries), nor is it currently under any contractual obligation to indemnify any Person (other than the Company and its Subsidiaries) with respect to any amounts of such Person’s Taxes (except for customary agreements to indemnify lenders or security holders in respect of Taxes) nor are they a party to any Contract providing for payments by the Company or any of its Subsidiaries with respect to any amount of Taxes of any other Person (other than the Company and its Subsidiaries).
               (g) The Company has not constituted either a “distributing corporation” or a “controlled corporation” that was purported or intended to be governed by Section 355 of the Code.
               (h) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations within the meaning of Section 1504 of the Code or within the meaning of any similar Legal Requirement to which the Company or any of its Subsidiaries may be subject, other than the affiliated group of which the Company is the common parent.
               (i) Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).
               (j) The Company has made available to Parent or its legal or accounting representatives copies of all foreign, federal and state income Tax Returns and all other material Tax Returns filed by or on behalf of the Company and its Subsidiaries and examination reports and statements of deficiencies assessed against or agreed to by the Company or any Subsidiary for all periods including and after the period ended December 31, 2004.

          2.13 Employee and Labor Matters; Benefit Plans.
               (a) To the knowledge of the Company, no Company Employee is a party to or is bound by any noncompetition agreement that may have a material effect on the business or operations of the Company and its Subsidiaries.
               (b) Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement or other Contract with a labor organization representing any Company Employee, and there are no labor organizations representing, purporting to represent or, to the knowledge of the Company, seeking to represent any Company Employee. There is not now pending, and, to the knowledge of the Company, no Person has threatened in writing to commence, any strike, slowdown, work stoppage, lockout, job action, picketing, labor dispute, question regarding representation or union organizing activity or any similar activity. There is no material claim or grievance pending or, to the knowledge of the Company, threatened in writing relating to any employment Contract, wages and hours, plant closing notification, labor dispute, immigration or discrimination matters involving any Company Employee, including charges of unfair labor practices or harassment complaints.
               (c) None of the current independent contractors of the Company or any of its Subsidiaries could reasonably be reclassified as an employee, except as would not reasonably be expected to result in a material liability to the Company.
               (d) Schedule 2.13(d) of the Company Disclosure Schedule contains an accurate and complete list of each Company Employee Plan and each Company Employee Agreement.
               (e) The Company has delivered or made available to Parent accurate and complete copies, as of the date of this Agreement, of copies of each Company Employee Plan, including all amendments thereto and all related trust documents.
               (f) Each Company Employee Plan has been established and maintained in all material respects in accordance with its terms.
               (g) Except as expressly required or provided by this Agreement, neither the execution of this Agreement nor the consummation of the Contemplated Transactions will or would reasonably be expected to (either alone or upon the occurrence of termination of employment) constitute an event under any Company Employee Plan or Company Employee Agreement that will or may result (either alone or in connection with any other circumstance or event) in any material payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Company Employee.
               (h)  There is no agreement, plan, arrangement or other Contract covering any Company Employee, that, considered individually or considered collectively with any other such Contracts or payments, will, or would reasonably be expected to, be characterized as a “parachute payment” within the meaning of Section 280G(b)(2) of the Code or give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 162(m) of the Code (or any comparable provision under state or foreign Tax laws).

Neither the Company nor any of its Subsidiaries is a party to or has any obligation under any Contract to compensate any Person for excise taxes payable pursuant to Section 4999 of the Code.
               (i) Each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined under Section 409A(d)(1) of the Code) has been operated in good faith compliance with Section 409A of the Code, as permitted thereunder or under any other IRS guidance regarding good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through December 31, 2008, and is in compliance with the Treasury Regulations promulgated under Section 409A of the Code from January 1, 2009 through the date hereof. Any amount paid or payable pursuant to each Company Employee Plan subject to Section 409A of the Code is not includible in the gross income of a service provider (within the meaning of Section 409A) until received by the service provider and is not subject to interest or the additional tax imposed by Section 409A of the Code, and there are no agreements in place that would entitle a participant in any such plan to reimbursement for any such additional Tax.
          2.14 Transactions with Affiliates. Except as set forth in the Company SEC Documents filed before the date of this Agreement, since January 1, 2006, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.
          2.15 Legal Proceedings; Orders.
               (a) (i) There is no pending Legal Proceeding and (ii) to the knowledge of the Company, no Governmental Body or other Person has threatened to commence any Legal Proceeding, to which the Company or any of its Subsidiaries is a party, or is threatened to become a party, that, in each case, (A) would reasonably be expected to result in a material liability to any Acquired Corporation or that if adversely determined, would reasonably be expected to have or result in a Company Material Adverse Effect; or (B) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Merger. To the Company’s knowledge, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to give rise to, or serve as a basis for, the commencement of any such Legal Proceedings described in clauses “(A)” and “(B)” above.
               (b) There is no pending Legal Proceeding that (A) based on the merits of such Legal Proceeding, has a reasonably significant likelihood of being determined in a manner adverse to the Company or any of its Subsidiaries, and (B) if adversely determined, would reasonably be expected to result in a material and adverse effect on the Company’s ability to develop or market or otherwise recognize revenues from the marketing of PEP005 (ingenol mebutate). There is no Order materially and adversely affecting the Company’s ability to develop or market or otherwise recognize revenues from the marketing of PEP005 (ingenol mebutate) to which the Company or any of its Subsidiaries, or any of their respective material assets, is subject.

               (c) There is no material Order to which the Company or any of its Subsidiaries, or any of their respective material assets, is subject.
          2.16 Regulatory Matters.
               (a) To the Company’s knowledge, each of its clinical trials or pre-clinical studies were (or, if still pending, are being), conducted in accordance all material respects with applicable protocols, procedures and controls and all applicable Legal Requirements administered by the FDA and comparable foreign Governmental Bodies (including the TGA). No investigational new drug application filed by or on behalf of the Company with the FDA has been terminated or suspended by the FDA, and neither the FDA nor any applicable foreign Governmental Body has commenced, or, to the knowledge of the Company, threatened to initiate, any action to place a clinical hold order on, or otherwise terminate or suspend, any ongoing clinical trial conducted by or on behalf of the Company or in which the Company has participated with respect to any Company Product.
               (b) All material reports, documents, claims and notices required to be filed, maintained, or furnished to the FDA and TGA by the Company or any of its Subsidiaries have been so filed, maintained or furnished. All such reports, documents, claims, and notices were complete and correct in all material respects on the date filed (or were corrected in or supplemented by a subsequent filing) such that no material liability exists with respect to such filing.
               (c) Neither the Company nor any of its Subsidiaries have received any written notices from the FDA or TGA alleging or asserting material noncompliance with any applicable Legal Requirements or Governmental Authorizations issued by the FDA or TGA.
               (d) To the knowledge of the Company, the manufacture of Company Products is being conducted in material compliance with “good manufacturing practices” as defined by the FDA.
               (e) Neither the Company nor its Subsidiaries has been convicted of any crime or engaged in any conduct which could result in debarment or disqualification by the FDA or any drug regulatory agency, and there are no proceedings pending or, to the knowledge of the Company, threatened that reasonably might be expected to result in criminal liability or debarment or disqualification by the FDA or any drug regulatory agency.
          2.17 Environmental Compliance.
               (a) Without limiting the generality of Section 2.17(b), the Company and its Subsidiaries possesses, and is in material compliance with, all permits, licenses and Governmental Authorizations and has filed all material notices that are required under applicable Environmental Laws (as defined below), including all such permits, licenses and other Governmental Authorization required to lawfully use and occupy the premises occupied by the Acquired Corporations (including the Leased Real Property). Each of the permits, licenses and Governmental Authorizations referred to in the preceding sentence has been at all relevant times effective and the Acquired Corporation have not received any notice of, and are not aware of, any circumstances which might lead to any proposed revocation, cancellation, withdrawal, amendment, variation, surrender or refusal of any such permits, licenses and Governmental Authorizations.
               (b) The Company and its Subsidiaries is and has been in compliance in all material respects with all, and has not been and is not in material violation of or subject to any material liability under any, applicable Environmental Laws.
               (c) No the Acquired Corporations is the subject of any pending or threatened Legal Proceedings or received any notice involving a demand for damages or other liability for a breach or violation of any Environmental Law.
               (d) No Acquired Corporations has received any notice of, or is aware of, any circumstances which might lead to a liability in connection with any Environmental Law with respect to any Acquired Corporation, the premises occupied by any Acquired Corporations (including the Leased Real Property) or the current or past use or occupation on or about such premises.
               (e) The conduct of the business by the Acquired Corporations does not constitute a nuisance, nor has any claim been made in respect of the use or operation of the premises occupied by the Acquired Corporations (including the Leased Real Property) by any adjoining landowner or other party or government agency.
For purposes of this Section 2.17: (i) “Environmental Law” means any federal, state, local or foreign Legal Requirement relating to land use, development and building occupation, pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any Legal Requirement relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern; (ii) “Materials of Environmental Concern” include chemicals, pollutants, contaminants, wastes, toxic substances, petroleum and petroleum products and any other substance that is that is a danger to health, reproduction or the environment.
          2.18 Insurance. Neither the Company nor any of its Subsidiaries has made any pending material claim against any of its material insurance policies as to which coverage has been denied by the provider of such policies. Each of the material insurance policies and all material self insurance programs and arrangements relating to the business, assets and operations of the Acquired Corporations is in full force and effect. None of the Acquired Corporations has received any written notice or, to the knowledge of the Acquired Corporations, overt communication regarding any actual or possible: (a) cancellation or invalidation of any such insurance policy; or (b) written notice of refusal of any coverage or rejection of any material claim under any such insurance policy. With respect to each Legal Proceeding that has been filed against any Acquired Corporation, the Company has provided written notice of such Legal Proceeding to the appropriate insurance carrier(s), if any, and, no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed any of the Acquired Corporations of its intent to do so.

          2.19 Authority. The Company has all requisite right, power and authority to enter into and to perform and, subject to obtaining the Required Company Stockholder Vote, consummate its obligations under this Agreement. The Company Board (at a meeting duly called and held) has unanimously: (a) determined that the Merger is advisable and fair to, and in the best interests of, the Company and the Company Stockholders; (b) authorized and approved the execution, delivery and performance of this Agreement by the Company and approved the Merger; (c) recommended the adoption of this Agreement by the holders of Company Common Stock and directed that this Agreement and the Merger be submitted for adoption by the Company Stockholders at the Company Stockholders’ Meeting; and (d) to the extent necessary, adopted a resolution having the effect of causing the Company not to be subject to any state takeover law or similar Legal Requirement that might otherwise apply to the Merger or any of the other transactions contemplated by this Agreement. Assuming due execution and delivery of this Agreement by Parent and Merger Sub, this Agreement will constitute a valid and binding obligation of the Company, enforceable against it in accordance with its terms, subject to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief, and other equitable remedies.
          2.20 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the Exchange Act, the Corporations Act, the DGCL, the HSR Act and any foreign Antitrust Laws (as defined below), and the applicable requirements of the ASX Listing Rules, except as set forth in Schedule 2.20 of the Company Disclosure Schedule, neither (1) the execution and delivery of this Agreement by the Company, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will or would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):
               (a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation or bylaws (or similar documents) of the Company or any of its Subsidiaries;
               (b) contravene, conflict with or result in a violation of, any Legal Requirement or any Order to which the Company, any of its Subsidiaries, or any of their respective material assets are subject;
               (c) contravene, conflict with or result in a violation of any of the terms or requirements of any Governmental Authorization that is held by the Company or any of its Subsidiaries or that otherwise relates to the business of the Company and its Subsidiaries;
               (d) contravene, conflict with or result in a material violation or material breach of, or result in a material default under, any provision of any Company Contract, or give any Person the right to: (i) declare a material default or exercise any material remedy under any such Company Contract; (ii) receive or obtain a material rebate, chargeback, penalty or change in delivery schedule under any such Company Contract; (iii) accelerate the maturity or performance of any such Company Contract; or (iv) cancel, terminate or materially modify any right, benefit, obligation or other term of such Company Contract; or

               (e) result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company or any of its Subsidiaries;
The Company is not, and will not be, required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (i) the execution, delivery or performance of this Agreement; or (ii) the consummation of the Merger or any of the other Contemplated Transactions, except in each case as may be required by the applicable provisions of the Exchange Act, the Corporations Act, the DGCL, the HSR Act and any foreign Antitrust Laws, and the applicable requirements of the ASX Listing Rules.
          2.21 Information Supplied. The preliminary and definitive proxy statements to be filed by the Company with the SEC and the ASX and sent to the Company Stockholders in connection with the Company Stockholders’ Meeting and any amendments or supplements thereto (collectively, the “Proxy Statement”), shall not, on each relevant filing date, on the date of mailing to the Company Stockholders and at the time of the Company Stockholders’ Meeting, (a) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading; or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Company Stockholders’ Meeting which has become false or misleading or (b) contravene the Corporations Act, including Division 2 of Part 7.10, or any ASIC class orders, ASIC relief or “no action” letter issued by ASIC. The Proxy Statement will comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. If at any time before the Effective Time the Company discovers any event relating to the Company or any of its Affiliates which is required to be set forth in a supplement to the Proxy Statement, the Company shall inform Parent reasonably promptly. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Parent or Merger Sub that is contained in the Proxy Statement.
          2.22 Fairness Opinion. Before the execution of this Agreement, the Company received opinions from Goldman, Sachs & Co., financial advisor to the Company, and Leerink Swann LLC to the effect that, as of the respective dates of such respective opinions and based upon and subject to the matters set forth in their respective opinions, the Per Share Merger Consideration to be paid to the holders of shares of Company Common Stock (other than any shares of Company Common Stock held by Parent, Merger Sub or any other wholly owned Subsidiary of Parent) is fair, from a financial point of view, to such holders.
          2.23 Financial Advisor. Except for Goldman, Sachs & Co., and Leerink Swann LLC (with respect to its opinion), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of the Company.
          2.24 Delaware Section 203. The Company Board has taken all actions necessary to provide that the restrictions applicable to business combinations contained in Section 203 of the DGCL are not, and will not be, applicable to the execution, delivery or performance of this Agreement or the Voting Agreements or to the consummation of the Merger or any of the other Contemplated Transactions. Prior to the execution of the Voting Agreements, the board of directors of the Company approved the Voting Agreements and the matters contemplated thereby for purposes of Section 203 of the DGCL. To the knowledge of the Company, except for Section 203 of the DGCL, no state takeover statute or similar Legal Requirement applies or purports to apply to the Merger, this Agreement or any of the Contemplated Transactions.
          2.25 Full Disclosure. This Agreement (including the Company Disclosure Schedule) does not, and the certificate referred to in Section 6.5 will not, (i) contain any representation or warranty with respect to any of the Acquired Corporations or the business, financial condition, capitalization or results of operations of any of the Acquired Corporations that is false or misleading with respect to any material fact; or (ii) to the knowledge of the Company, omit to state any material fact with respect to any of the Acquired Corporations or the business, financial condition, capitalization or results of operations of any of the Acquired Corporations necessary in order to make the representations and, warranties contained herein and to be contained therein (in the light of the circumstances under which such representations and warranties were or will be made or provided) not false or misleading. The information and data made available by the Company to Parent with respect to PEP005 (ingenol mebutate) does not contain any false or misleading information with respect to any material fact with respect to PEP005 (ingenol mebutate); or, to the knowledge of the Company, omit to state any material fact necessary to make the information provided not false or misleading with respect to PEP005 (ingenol mebutate).
          2.26 No Other Representations. The Company acknowledges that the representations and warranties of Parent and Merger Sub set forth in this Agreement and in any document or instrument delivered by or on behalf of Parent or Merger Sub pursuant hereto or in connection with the Merger or the other Contemplated Transactions constitute the sole and exclusive representations and warranties of Parent and Merger Sub to the Company in connection with the Merger and the other Contemplated Transactions.
     Section 3. Representations and Warranties of Parent and Merger Sub
     Parent and Merger Sub represent and warrant to the Company as follows, it being understood that each representation and warranty contained in this Section 3 is subject to: (a) the exceptions and disclosures set forth in the part or subpart of the Parent Disclosure Schedule corresponding to the particular Section or subsection in this Section 3 in which such representation and warranty appears; (b) any exceptions or disclosures explicitly cross-referenced in the part or subpart of the Company Disclosure Schedule corresponding to the particular Section or subsection in this Section 3 in which such representation and warranty appears to another part or subpart of the Parent Disclosure Schedule; and (c) any exception or disclosure in any other part or subpart of the Parent Disclosure Schedule to the extent it is reasonably apparent on the face or from the wording, of such exception or disclosure that such exception or disclosure qualifies such other representation or warranty:
          3.1 Due Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and have all necessary corporate power and authority: (a) to conduct their businesses in the manner in which their businesses are currently being conducted; (b) to own and use their assets in the manner in which their assets are currently owned and used; and (c) to perform their obligations under all Contracts by which they are bound, except, in each case, as would not reasonably be expected to have a Parent Material Adverse Effect.
          3.2 Legal Proceedings.
               (a) (i) There is no pending Legal Proceeding; and (ii) to the knowledge of Parent, no Governmental Body or other Person has threatened in writing to commence any Legal Proceeding; to which Parent is a party or is threatened to become a party, that (A) questions or challenges (1) the validity of this Agreement or (2) any action required to be taken by Parent hereunder or (B) would reasonably be expected to have a Parent Material Adverse Effect.
               (b) As of the date of this Agreement, there is no Order to which Parent, or any of its material assets, is subject, except as would not reasonably be expected to have a Parent Material Adverse Effect.
          3.3 Authority. Each of Parent and Merger Sub has the corporate right, power and authority to enter into and to perform and consummate their respective obligations under this Agreement. The board of directors of Parent (at a meeting duly called and held or acting by unanimous written consent) has authorized and approved the execution, delivery and performance of this Agreement by Parent. The board of directors of Merger Sub (at a meeting duly called and held or acting by unanimous written consent) has: (a) determined that the Merger is advisable and fair to, and in the best interests of, Merger Sub and its sole stockholder; (b) authorized and approved the execution, delivery and performance of this Agreement by Merger Sub and approved the Merger; and (c) recommended the adoption of this Agreement by the sole stockholder of Merger Sub and directed that this Agreement and the Merger be submitted for consideration by the sole stockholder of Merger Sub. Parent, as the sole stockholder of Merger Sub, has adopted this Agreement. No other action on the part of Parent’s or Merger Sub’s board of directors or stockholders is required to approve this Agreement or perform and consummate the Merger. Assuming due execution and delivery of this Agreement by the Company, this Agreement will constitute a valid and binding obligation of Parent and Merger Sub, enforceable against them in accordance with its terms, subject to the effect, if any, of (i) applicable bankruptcy and other similar laws affecting the rights of creditors generally, and (ii) rules of law governing specific performance, injunctive relief, and other equitable remedies.
          3.4 Non-Contravention; Consents. Assuming compliance with the applicable provisions of the Exchange Act, the Corporations Act, the HSR Act and any foreign Antitrust Laws, and the applicable requirements of the ASX Listing Rules, neither (1) the execution and delivery of this Agreement by Parent and Merger Sub, nor (2) the consummation of the Merger or any of the other Contemplated Transactions, will or would reasonably be expected to, directly or indirectly (with or without notice or lapse of time):
               (a) contravene, conflict with or result in a violation of any of the provisions of the certificate of incorporation or bylaws of Parent or Merger Sub;

               (b) contravene, conflict with or result in a violation of any Legal Requirement or any Order to which Parent or Merger Sub, or any of their material assets, is subject; or
               (c) contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any material Contract of Parent, except, in the case of clauses “(b)” and “(c)” of this sentence, as would not reasonably be expected to have a Parent Material Adverse Effect. Neither Parent nor Merger Sub is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with: (i) the execution, delivery or performance of this Agreement; or (ii) the consummation of the Merger or any of the other Contemplated Transactions, except in each case: (A) as may be required by the applicable provisions of the Exchange Act, the Corporations Act, the HSR Act and any foreign Antitrust Laws, and the applicable requirements of the ASX Listing Rules; or (B) the failure of which to make such filing, give such notice, or obtain such Consent, would not reasonably be expected to have a Parent Material Adverse Effect.
          3.5 Information Supplied. The information supplied by Parent for inclusion in the Proxy Statement shall not, on each relevant filing date, on the date of mailing to the Company Stockholders and at the time of the Company Stockholders’ Meeting, (a) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, or (b) contravene the Corporations Act, including Division 2 of Part 7.10, or any ASIC class order, ASIC relief or “no action” letter issued by ASIC. If at any time before the Effective Time, any event relating to Parent or any of its Affiliates should be discovered by Parent which is required to be set forth in a supplement to the Proxy Statement, Parent shall promptly inform the Company. Notwithstanding the foregoing, Parent makes no representation or warranty with respect to any information supplied by the Company or any other information which is contained in the Proxy Statement.
          3.6 Financial Advisor. Except for Morgan Stanley, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger or any of the other Contemplated Transactions based upon arrangements made by or on behalf of Parent.
          3.7 Ownership of Company Common Stock. As of the date of this Agreement, neither Parent, nor any Subsidiary of Parent, nor any Affiliate or associate of Parent, owns more than 15% of the outstanding voting stock of the Company, as determined in accordance with the provisions of Section 203 of the DGCL.
          3.8 No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Contemplated Transactions.

          3.9 Sufficient Funds. Parent has, and will have available to it upon the consummation of the Merger, without any need for outside financing, sufficient funds to consummate the Contemplated Transactions, including payment in full of all cash amounts contemplated by Section 1.
          3.10 No Other Representations. Parent and Merger Sub acknowledge that the representations and warranties of the Company set forth in this Agreement and in any document or instrument delivered by or on behalf of the Company pursuant hereto or in connection with the Merger or the other Contemplated Transactions constitute the sole and exclusive representations and warranties of the Company to Parent and Merger Sub in connection with the Merger and the other Contemplated Transactions.
     Section 4. Certain Covenants of the Parties
          4.1 Access and Investigation. During the period commencing on the date of this Agreement and ending as of the earlier of the Effective Time or the earlier termination of this Agreement pursuant to Section 8 (the “Pre-Closing Period”), the Company shall and shall cause the respective Representatives of the Acquired Corporations to: (a) provide Parent and Parent’s Representatives with reasonable access during normal business hours, on reasonable prior notice, to the personnel and assets of the Acquired Corporations and to all existing books, records, Tax Returns, work papers and other documents and information relating to the Acquired Corporations; and (b) provide or make available to Parent and Parent’s Representatives, at Parent’s expense, such copies of the existing books, records, Tax Returns, and other documents and information relating to the Acquired Corporations and with such additional financial, operating and other data and information regarding the Acquired Corporations as Parent may reasonably request. Without limiting the generality of the foregoing, during the Pre-Closing Period and subject to applicable Antitrust Laws, the Company and Parent shall promptly provide the other party with copies of any notice, report or other document filed with or sent to any Governmental Body on behalf of the Company, Parent or Merger Sub, as applicable, in connection with the Merger or any of the other Contemplated Transactions The foregoing shall not require the Company to permit any inspection, or to disclose any information, that could reasonably be expected to result in (i) the disclosure of any trade secrets of third parties or the violation of any obligations of the Company with respect to confidentiality or non-disclosure if the Company shall have used reasonable efforts to obtain the consent of such third party to such inspection or disclosure, (ii) the waiver of any applicable attorney-client privilege or (iii) the violation of any applicable Legal Requirement;. Without limiting the generality of the foregoing, during the Pre-Closing Period and subject to applicable Antitrust Laws, the Company shall promptly provide Parent with:
               (a) all material regularly recurring operating and financial reports prepared by the Acquired Corporations for the Company’s senior management, including copies of the unaudited monthly consolidated balance sheets of the Acquired Corporations and the related unaudited monthly consolidated statements of operations, statements of stockholders’ equity and statements of cash flows;
               (b) any material notice, report or other document received by any of the Acquired Corporations from any Governmental Body;

               (c) any written communication alleging a material breach of any Company Contract that comes to the attention of any officer or senior manager of the Company;
               (d) any written materials or communications sent by or on behalf of the Company to its stockholders generally; and
               (e) any notice, report or other document filed with or sent to any Governmental Body on behalf of any of the Acquired Corporations in connection with the Merger or any of the other Contemplated Transactions.
If the access to certain information to be granted to Parent pursuant to this Section 4.1 would reasonably be expected to result in a violation of applicable Legal Requirements or would otherwise be unreasonably disruptive to the operations of the Company, the Company and Parent shall cooperate in good faith to develop an alternative to furnishing such information to Parent and its Representatives to address such matters that is reasonably acceptable to Parent and the Company.
          4.2 Operations Before Closing.
               (a) During the Pre-Closing Period: (i) the Company shall conduct and cause each of the other Acquired Corporations to conduct its business and operations in the ordinary course and in compliance with all applicable Legal Requirements and the requirements of all Company Contracts that constitute Company Significant Contracts (including renewal of the Acquired Corporations’ Flammable and Combustible Liquid Storage License); (ii) the Company shall use its commercially reasonable efforts to ensure that each of the Acquired Corporations preserves intact its current business organization, keeps available the services of its current officers and other employees and maintains its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, distributors, resellers, employees and other Persons having business relationships with the respective Acquired Corporations; (iii) the Company shall use commercially reasonable efforts to keep in full force all insurance policies referred to in Section 2.18 (other than any such policies that are immediately replaced with substantially similar policies); and (iv) the Company shall promptly notify Parent of (A) any written notice or other overt communication of which the Company has knowledge from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, and (B) any Legal Proceeding commenced, or, to the knowledge of the Company, threatened against, relating to, involving or otherwise affecting any of the Acquired Corporations that relates to the consummation of the Merger or any of the other Contemplated Transactions.
               (b) Except as set forth in Schedule 4.2(b) of the Company Disclosure Schedule, during the Pre-Closing Period, the Company shall not and the Company shall ensure that each of the other Acquired Corporations does not (without the prior written consent of Parent):
                    (i) declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, or acquire, redeem or otherwise reacquire any shares of capital stock or other securities, other than pursuant to the Company’s right to acquire restricted shares of Company Common Stock held by a Company Employee upon termination of such Company Employee’s employment;
                    (ii) sell, issue, grant or authorize the sale, issuance or grant of: (A) any capital stock or other security; (B) any option, call, warrant or right to acquire any capital stock or other security; or (C) any instrument convertible into or exchangeable for any capital stock or other security (except that the Company may issue shares of Company Common Stock upon the valid exercise of Company Options or Company Warrants outstanding as of the date of this Agreement);
                    (iii) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Option Plan or any provision of any Contract evidencing any outstanding Company Option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, restricted stock units, warrant or other security or any related Contract, other than any acceleration of vesting that occurs in accordance with the terms of a Company Contract in effect as of the date of this Agreement or the terms of this Agreement;
                    (iv) amend or, except as contemplated pursuant to Section 5.3(a) of this Agreement or any Company Contract in existence as of the date of this Agreement, accelerate the vesting under, any provision of any of the Company Option Plan or any provision of any agreement evidencing any outstanding stock option or any restricted stock purchase agreement, or otherwise modify any of the terms of any outstanding option, warrant or other security, except as required by applicable Legal Requirements;
                    (v) amend or permit the adoption of any amendment to its certificate of incorporation or bylaws;
                    (vi) acquire any equity interest or other interest in any other Entity; or effect or become a party to any merger, consolidation, share exchange, business combination, amalgamation, recapitalization, reclassification of shares, stock split, reverse stock split, division or subdivision of shares, consolidation of shares or similar transaction;
                    (vii) enter into any Contract that would impose any restriction on the right or ability of the Company or any of its Subsidiaries: (A) to compete with any other Person; (B) to acquire any product or other asset or any services from any other Person; (C) to develop, sell, manufacture, license, market, assemble, supply, distribute, offer, support or service any product or any technology or other asset to or for any other Person; (D) to perform services for any other Person; (E) to transact business with any other Person; or (F) to operate at any location in the world;
                    (viii) make any capital expenditure (except that the Company may make any capital expenditures in amounts consistent with the operating budget attached as Exhibit A to that certain Loan Agreement, dated of even date herewith, by and between the Company and Parent);

                    (ix) other than in the ordinary course of business consistent with past practices, amend, terminate (other than expiration in accordance with its terms) or waive any material right or remedy under, any Company Significant Contract;
                    (x) acquire, lease or license any right or other asset from any other Person or sell or otherwise dispose of, or lease or license, any right or other asset to any other Person (except in each case for assets: (A) acquired, leased, licensed or disposed of by the Company in the ordinary course of business; or (B) that are not material to the business of the Company);
                    (xi) make any pledge of any of its material assets or permit any of its material assets to become subject to any Encumbrances;
                    (xii) (A) enter into or become bound by, or permit any of the assets owned or used by it to become bound by, any Company Significant Contract or (B) amend or terminate, or waive any material right or remedy under, any Company Significant Contract;
                    (xiii) enter into, renew or become bound by, or permit any of the assets owned or used by it to become bound by, any Contract the effect of which would be to grant to any Person following the Merger any actual or potential right or license to any Intellectual Property Right owned as of the date of this Agreement by any Acquired Corporation or Parent;
                    (xiv) other than in the ordinary course of business consistent with past practices or as required by GAAP, write off as uncollectible, or establish any extraordinary reserve with respect to, any receivable or other indebtedness;
                    (xv) lend money to any Person (other than advances to Company Employees in the ordinary course of business), or, except in the ordinary course of business, incur or guarantee any indebtedness;
                    (xvi) establish, adopt, enter into or amend any Company Employee Plan or Company Employee Agreement, pay any bonus or make any profit-sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation (including equity-based compensation, whether payable in stock, cash or other property) or remuneration payable to, any Company Employees (except that the Company: (A) may provide routine salary increases to Company Employees in the ordinary course of business and in connection with the Company’s customary employee review process; (B) may enter into Company Employee Agreements with newly-hired Company Employees; (C) may amend the Company Employee Plans to the extent required by applicable Legal Requirements; and (D) may make customary bonus payments in accordance with bonus plans existing on the date of this Agreement);
                    (xvii) hire any employee with an annual base salary in excess of $80,000;

                    (xviii) other than in the ordinary course of business or as required by concurrent changes in GAAP or SEC rules and regulations, change any of its methods of accounting or accounting practices in any material respect;
                    (xix) make or change any material Tax election, amend or file a claim for refund with respect to any Tax Return, compromise or settle any Legal Proceeding with respect to any Tax or Tax-related matter, enter into or obtain any Tax ruling or take any action that would reasonably be expected to have a material and adverse impact on the Tax liability of any Acquired Corporation, except as required under applicable Legal Requirements;
                    (xx) form any Subsidiary or acquire any equity interest or other interest in any other Entity;
                    (xxi) commence (other than planning) any new clinical trial involving any Company Product, except for: (A) such clinical trials that are made pursuant to the Acquired Corporations’ plan as shared with Parent prior to the date of this Agreement; and (B) as requested in writing by the FDA;
                    (xxii) assign or grant an exclusive license of any material Intellectual Property Right relating to technology necessary for the manufacture, use, sale, offer for sale or importation of Company Products;
                    (xxiii) commence any Legal Proceeding, except: (A) with respect to routine matters in the ordinary course of business; (B) in such cases where the Company reasonably determines in good faith that the failure to commence suit would result in a material impairment of a valuable aspect of its business; or (C) in connection with a breach of this Agreement or related to the Contemplated Transactions;
                    (xxiv) settle any claim or Legal Proceeding; or
                    (xxv) agree or commit to take any of the actions described in clauses “(i)” through “(xxiv)” of this Section 4.2(b).
If the Company desires to take an action that requires the prior written consent of Parent pursuant to this Section 4.2(b), the Company shall deliver to Parent a written request for such written consent. Parent shall use commercially reasonable efforts to approve or deny the Company’s request as soon as reasonably practicable.
               (c) Parent, as the sole stockholder of Merger Sub, shall cause Merger Sub to perform its obligations under this Agreement.
               (d) During the Pre-Closing Period, the Company shall promptly notify Parent in writing after learning of: (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material breach of any representation or warranty made by the Company in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material breach of any representation or warranty made by the Company in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of the Company; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely or that has had or would reasonably be expected to have a Company Material Adverse Effect. Without limiting the generality of the foregoing, the Company shall promptly advise Parent in writing of any Legal Proceeding or material claim threatened, commenced or asserted against or with respect to any of the Acquired Corporations. No notification given to Parent pursuant to this Section 4.2(d) or any information or knowledge obtained pursuant to Section 4.1 shall limit or otherwise affect any of the representations, warranties, covenants or obligations of the Company contained in this Agreement.
               (e) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of: (i) the discovery by Parent of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a material breach of any representation or warranty made by Parent in this Agreement; (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement and that would cause or constitute a material breach of any representation or warranty made by Parent in this Agreement if: (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance; or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement; (iii) any material breach of any covenant or obligation of Parent; and (iv) any event, condition, fact or circumstance that would make the timely satisfaction of any of the conditions set forth in Section 6 or Section 7 impossible or unlikely or that has had or would reasonably be expected to have a Parent Material Adverse Effect. No notification given to the Company pursuant to this Section 4.2(e) shall limit or otherwise affect any of Parent’s representations, warranties, covenants or obligations contained in this Agreement.
               (f) During the Pre-Closing Period, the Company shall (and shall cause each of the other Acquired Corporations to): (i) use commercially reasonable efforts consistent with past practices to prepare and prosecute the approval by the FDA and other Governmental Bodies of all pending applications for any of the Company Products and use commercially reasonable efforts to develop the Company Products; (ii) use commercially reasonable efforts to promote, market and commercialize the Company Products in the jurisdictions in which they have obtained regulatory approval; (iii) use commercially reasonable efforts to obtain and maintain on a commercially reasonable basis such quantities of finished Company Products and related raw materials and components as the Acquired Corporations reasonably expect to be required for ongoing and anticipated clinical and commercial use; and (iv) to the extent requested by Parent, cause its officers to report to Parent concerning the foregoing.
               (g) During the Pre-Closing Period, the Company shall use commercially reasonable efforts to monitor the performance and fulfillment of diligence obligations of all licensees, sublicensees and contractors of the Acquired Corporations and their respective affiliates, any clinical research organization and all clinical trial sites for any Company Product.

               (h) During the Pre-Closing Period, the Company shall (i) consult with Parent in connection with any proposed meeting with the FDA or any other Governmental Body relating to any Company Product and promptly provide Parent with a summary report of any such meeting that occurs, (ii) provide Parent with a reasonable opportunity to review any material filing made by or on behalf of any of the Acquired Corporations, and any material correspondence or other material communication submitted or otherwise transmitted to the FDA or any other Governmental Body by or on behalf of any of the Acquired Corporations, in each case relating to any Company Product (it being understood that this subsection “(h)” does not confer upon Parent the right to determine the content of such communication), provided, that, the Company shall not be required to delay any filings with, or the submission of any correspondence to and communications with the FDA in connection with any review by Parent as long as the subject correspondence or communication was provided promptly to Parent; and (iii) notify Parent of all proposed meetings with the FDA, or any other Governmental Body (whether scientific or others) as soon as possible and allow Parent and its Representative to attend and observe such meetings to the extent reasonably feasible.
          4.3 No Solicitation.
               (a) During the Pre-Closing Period, the Company shall not, directly or indirectly, and shall ensure that the other Acquired Corporations and their respective Representatives do not directly or indirectly:
                    (i) solicit, initiate or knowingly encourage, induce or facilitate the making, submission or announcement of any Acquisition Inquiry or Acquisition Proposal;
                    (ii) furnish or make available any non-public information regarding the Company to any Person in connection with or in response to an Acquisition Inquiry or Acquisition Proposal;
                    (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Inquiry or Acquisition Proposal;
                    (iv) approve, endorse or recommend any Acquisition Proposal; or
                    (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction;
provided, however, that prior to the Company Stockholders’ Meeting, this Section 4.3(a) shall not prohibit the Company from furnishing or making available non-public information regarding the Company to, entering into discussions and negotiations with, or amending, waiving or releasing restrictions contained in any standstill or similar agreement applicable to, any Person in response to an unsolicited, bona fide, written Acquisition Proposal (that has not been withdrawn) that constitutes, or would reasonably be expected to lead to, a Superior Offer if: (A) the Company Board concludes in good faith, after having consulted with outside legal counsel and its financial advisor, that the failure to take such action would be reasonably likely to constitute a breach of its fiduciary obligations to the Company Stockholders under applicable Legal Requirements; (B) at least two (2) Business Days prior to furnishing or making available any such non-public information to, or entering into discussions or negotiations with, or taking such action regarding, such Person, the Company gives Parent written notice of the identity of such Person and of the Company’s intention to furnish or make available non-public information to, or enter into discussions or negotiations with, such Person, and the Company receives from such Person an executed confidentiality agreement the terms of which are at least as restrictive as the terms contained in the Confidentiality Agreement; (C) at least two (2) Business Days prior to furnishing or making available any such non-public information to such Person, the Company furnishes or makes available such non-public information to Parent (to the extent the Company has not previously furnished or made available such non-public information to Parent); and (D) such Acquisition Proposal did not result directly or indirectly from a breach by any Acquired Corporation or any of its Representatives of the provisions set forth in, this Section 4.3.
               (b) The Company shall promptly (and in no event later than 48 hours after receipt of any Acquisition Inquiry or Acquisition Proposal) advise Parent of any Acquisition Inquiry or Acquisition Proposal (including the identity of the Person making or submitting such Acquisition Inquiry or Acquisition Proposal, and the material terms thereof) that is made or submitted by any Person during the Pre-Closing Period. The Company shall keep Parent informed in all material respects with respect to: (i) the status of any such Acquisition Inquiry or Acquisition Proposal; and (ii) the status and material terms of any modification or proposed modification thereto. The Company agrees that it shall not enter any confidentiality agreement with any Person subsequent to the date of this Agreement that prohibits the Company from providing such information to Parent.
               (c) The Company shall immediately cease and cause to be terminated any discussions ongoing as of the date of this Agreement with any Person that relate to any Acquisition Proposal.
               (d) The Company agrees not to release or permit the release of any Person from, or to waive or permit the waiver of any provision of, any confidentiality, non-solicitation, no hire, “standstill” or similar agreement to which any of the Acquired Corporations is a party or under which any of the Acquired Corporations has any rights, and will use its reasonable best efforts to cause each such agreement to be enforced at the request of Parent. The Company also shall promptly request each Person that has executed a confidentiality or similar agreement in connection with its consideration of a possible Acquisition Transaction or a possible equity investment in any Acquired Corporation to return to the Acquired Corporations, or, alternatively, to destroy and certify to the Company the destruction of, all confidential information heretofore furnished to such Person by or on behalf of any of the Acquired Corporations.
               (e) Without limiting the generality of the foregoing, the Company acknowledges and agrees that any action inconsistent with any of the provisions set forth in the preceding provisions of this Section 4.3 by any Representative of any of the Acquired Corporations, whether or not such Representative is purporting to act on behalf of any of the Acquired Corporations, shall be deemed to constitute a breach of this Section 4.3 by the Company.

     Section 5. Additional Covenants of the Parties
          5.1 Company Proxy Statement.
               (a) The Company shall (i) prepare and cause to be filed with the SEC preliminary proxy materials to obtain the Required Company Stockholder Vote promptly after the date of this Agreement and (ii) cause a copy of those preliminary proxy materials to be filed with the ASX. Promptly following the later of (i) receipt and resolution of SEC comments thereon or (ii) the expiration of the 10-day waiting period provided in Rule 14a-6(a) promulgated under the Exchange Act, the Company shall file definitive proxy materials with the SEC and the ASX, and cause the Proxy Statement to be mailed to the Company Stockholders. The Company will cause all documents that it is responsible for filing with the SEC or other regulatory authorities in connection with the Merger (or as required or appropriate to facilitate the Merger) to (x) comply as to form with all applicable SEC requirements, and (y) otherwise comply with all applicable Legal Requirements. Prior to filing the preliminary proxy materials, definitive proxy materials or any other filing with the SEC, the ASX or any other Governmental Body, the Company shall provide Parent with reasonable opportunity to review and comment on each such filing in advance, and the Company shall consider in good faith the comments proposed by or on behalf of Parent with respect thereto.
               (b) The Company will notify Parent promptly of the receipt of any comments from the SEC or its staff (or of notice of the SEC’s intent to review the Proxy Statement) and of any request by the SEC or its staff or any other government officials for amendments or supplements to the Proxy Statement or any other filing or for additional/supplemental information, and will promptly supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC, or its staff or any other government officials, on the other hand, with respect to the Proxy Statement or other filing. The Company shall provide Parent with reasonable opportunity to review and comment on any written response in advance, and the Company shall consider in good faith and implement where necessary or appropriate the comments proposed by or on behalf of Parent with respect thereto. Without limiting the foregoing, the Company shall respond promptly to any comments of the SEC or its staff or any other government officials and use commercially reasonable efforts to have the Proxy Statement cleared by the SEC or any other government officials as promptly as practicable after it has been filed. The Company shall advise Parent promptly after it receives notice that the Proxy Statement has been cleared by the SEC or any other government officials. Whenever any event occurs that is required to be set forth in an amendment or supplement to the Proxy Statement or any other filing, the Company shall promptly inform Parent of such occurrence, provide Parent with reasonable opportunity to review and comment on any such amendment or supplement in advance, and shall cooperate in filing with the SEC or its staff or any other government officials, and/or, to the extent required, mailing to the Company Stockholders, such amendment or supplement.

          5.2 Company Stockholders’ Meeting.
               (a) The Company shall take all action necessary under all applicable Legal Requirements to call, give notice of and hold a meeting of the Company Stockholders to vote on the adoption of this Agreement (the “Company Stockholders’ Meeting”). The Company Stockholders’ Meeting shall be held (on a date selected by the Company, subject to the approval of Parent), as promptly as practicable and in accordance with applicable Legal Requirements, after the Proxy Statement has been cleared by the SEC or any other government officials. The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with all applicable Legal Requirements.
               (b) Subject to Section 5.2(c): (i) the Proxy Statement shall include a statement to the effect that the Company Board (i) has unanimously determined that the Merger and this Agreement are advisable and (ii) unanimously recommends that the Company Stockholders vote to adopt this Agreement at the Company Stockholders’ Meeting (the unanimous determination that the Merger and this Agreement are advisable and the unanimous recommendation of the Company Board that the Company Stockholders vote to adopt this Agreement being collectively referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw the Company Board Recommendation or to modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or publicly proposed (it being understood that the Company Board Recommendation shall be deemed to have been modified in a manner adverse to Parent if it shall no longer be unanimous). Nothing in this Agreement shall preclude (A) the Company from making any public disclosure of any material facts, including the fact that an Acquisition Inquiry or Acquisition Proposal has been submitted to the Company, if the Company Board determines in good faith, after taking into account the advice of the Company’s outside legal counsel, that the failure to make such disclosure would be reasonably likely to constitute a breach of its fiduciary duties to Company Stockholders under applicable Legal Requirements, or (B) the Company Board from complying with Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A under the Exchange Act with regard to an Acquisition Proposal, except that the Company Board shall not be permitted to withdraw the Company Board Recommendation or modify the Company Board Recommendation in a manner adverse to Parent except as specifically provided in Section 5.2(c).
               (c) Notwithstanding anything to the contrary contained in this Agreement, at any time before this Agreement is adopted by the Required Company Stockholder Vote, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent, if:
                    (i) (A) an offer that is a Superior Offer is made to the Company and is not withdrawn; (B) such offer was not obtained or made as a direct or indirect result of a material breach by any Acquired Corporation of this Agreement or the Confidentiality Agreement, or as a direct or indirect result of a breach by any Acquired Corporation or any of its Representatives of the provisions set forth in Section 4.3; (C) the Company provides Parent, at least two Business Days prior to any meeting of the Company Board at which such board of directors will consider such Superior Offer (or such lesser period as is provided to the directors of the Company), with a written notice specifying the date and time of such meeting, the reasons for holding such meeting, the terms and conditions of such Superior Offer (including a copy of any draft definitive agreement relating to such Superior Offer to the extent such a draft definitive agreement exists) and the identity of the Person making such Superior Offer; (D) the Company Board determines in good faith, after consulting with the Company’s outside legal counsel and financial advisor, that, in light of such Superior Offer, the failure to so withdraw or modify in a manner adverse to Parent the Company Board Recommendation would be reasonably likely to constitute a breach of its fiduciary obligations to the Company Stockholders under applicable Legal Requirements; (E) the Company Board Recommendation is not withdrawn or modified in a manner adverse to Parent at any time within the period of five Business Days after Parent receives written notice from the Company confirming that the Company Board has determined that the failure to withdraw or modify in a manner adverse to Parent the Company Board Recommendation in light of such Superior Offer would be reasonably likely to constitute a breach of its fiduciary obligations to the Company Stockholders under applicable Legal Requirements; (F) during such five Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that the offer that was determined to constitute a Superior Offer no longer constitutes a Superior Offer or that no withdrawal or modification in a manner adverse to Parent of the Company Board Recommendation is required as a result of such offer; and (G) at the end of such five Business Day period, such offer has not been withdrawn and continues to constitute a Superior Offer and the Company Board determines in good faith, after consulting with the Company’s outside legal counsel and financial advisor, that the failure to withdraw or modify in a manner adverse to Parent the Company Board Recommendation would continue to be reasonably likely to constitute a breach of the fiduciary obligations of the Company Board to the Company Stockholders under applicable Legal Requirements in light of such Superior Offer (taking into account any changes to the terms of this Agreement or any alternative transaction proposed by Parent as a result of the negotiations required by clause “(F)” or otherwise); or
                    (ii) if: (A) there shall occur or arise after the date of this Agreement a material development or material change in circumstances that relates to the Acquired Corporations but does not relate to any Acquisition Proposal or Acquisition Inquiry (any such material development or material change in circumstances unrelated to an Acquisition Proposal or Acquisition Inquiry being referred to as an “Intervening Event”); (B) no Acquired Corporation, and no Representative of any Acquired Corporation, had knowledge, as of the date of this Agreement, that such Intervening Event was reasonably likely to occur or arise after the date of this Agreement; (C) the Company provides Parent, at least two Business Days prior to any meeting of the Company Board at which such board of directors will consider and determine whether such Intervening Event may require the Company to withdraw or modify in a manner adverse to Parent the Company Board Recommendation (or such lesser period as is provided to the directors), with a written notice specifying the date and time of such meeting, the reasons for holding such meeting and a description of such Intervening Event; (D) the Company Board determines in good faith, after consulting with its outside legal counsel, that, in light of such Intervening Event, the failure to so withdraw or modify in a manner adverse to Parent the Company Board Recommendation would be reasonably likely to constitute a breach of its fiduciary obligations to the Company Stockholders under applicable Legal Requirements; (E) the Company Board Recommendation is not withdrawn or modified in a manner adverse to Parent at any time within the period of five Business Days after Parent receives written notice from the

Company confirming that the Company Board has determined that the failure to withdraw or modify in a manner adverse to Parent the Company Board Recommendation in light of such Intervening Event would be reasonably likely to constitute a breach of its fiduciary obligations to the Company Stockholders under applicable Legal Requirements; (F) during such five Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that no withdrawal or modification in a manner adverse to Parent to the Company Board Recommendation is legally required as a result of such Intervening Event; and (G) at the end of such five Business Day period, the Company Board determines in good faith, after consulting with its outside legal counsel, that the failure to withdraw or modify in a manner adverse to Parent the Company Board Recommendation would still be reasonably likely to constitute a breach of the fiduciary obligations of the Company Board to the Company Stockholders under applicable Legal Requirements in light of such Intervening Event (taking into account any changes to the terms of this Agreement or any alternative transaction proposed by Parent as a result of the negotiations required by clause “(F)” or otherwise).
               (d) Notwithstanding the terms of Section 5.2(a), if on a date for which the Company Stockholders’ Meeting is scheduled, the Company has not received proxies representing a sufficient number of shares of Company Common Stock to adopt this Agreement, whether or not a quorum is present, the Company shall cause the Company Stockholders’ Meeting to be postponed or adjourned in order to enable the additional time to solicit proxies from the Company Stockholders.
               (e) Prior to a termination of this Agreement pursuant to Section 8.1, the Company’s obligation to call, give notice of and hold the Company Stockholders’ Meeting in accordance with Section 5.2(a) shall not be limited or otherwise affected by the commencement, disclosure, making, announcement or submission of any Superior Offer or other Acquisition Proposal, by any Intervening Event or by any withdrawal or modification of the Company Board Recommendation.
          5.3 Company Options and Company Warrants.
               (a) Each Company Option outstanding and unexercised as of immediately before the Effective Time with a per share exercise price less than the Per Share Merger Consideration (an “In-the-Money Option”) (i) will, automatically and without any required action on the part of the holder thereof, be cancelled as of the Effective Time and converted into the right to receive an amount in cash equal to the difference between (A) the Per Share Merger Consideration multiplied by the number of shares of Company Common Stock underlying such In-the-Money Option, and (B) the aggregate exercise price of such In-the-Money Option, and (ii) at the Effective Time, each In-the-Money Option will, to the extent not vested, accelerate and become fully vested and exercisable as of immediately prior to the Effective Time. Each Company Option, whether vested or unvested, outstanding and unexercised as of immediately prior to the Effective Time that is not an In-the-Money Option will automatically and without any required action on the part of the holder thereof, be cancelled as of the Effective Time without any consideration payable in respect thereof. As soon as reasonably practicable after the Effective Time (and if practicable by the next regularly scheduled payroll date; provided, however, that it would be considered not practicable if such payroll date is within ten days following the Closing Date), Parent or the Surviving Corporation shall pay over to each holder of In-the-Money Options the aggregate cash consideration payable to such holder of In-the-Money Options pursuant to this Section 5.3(a). Such cash consideration shall be rounded down to the nearest cent and Parent and the Surviving Corporation shall be entitled to deduct and withhold from such cash consideration such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder, or any applicable Legal Requirement. To the extent that amounts are so withheld by Parent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of In-the-Money Options in respect to which such deduction and withholding was made by Parent or the Surviving Corporation, as the case may be.
               (b) Each outstanding Company Warrant, whether vested or unvested, as of immediately before the Effective Time with a per share purchase price less than the Per Share Merger Consideration (the “In-the-Money Warrants”) (i) will, automatically and without any required action on the part of the holder thereof, be cancelled as of the Effective Time and converted into the right to receive an amount in cash equal to the difference between (A) the Per Share Merger Consideration multiplied by the number of shares of Company Common Stock underlying such Company Warrant, and (B) the aggregate purchase price of such Company Warrant, and (ii) at the Effective Time, each In-the-Money Warrant will, to the extent not vested, accelerate and become fully vested and exercisable as of immediately prior to the Effective Time. Each Company Warrant, whether vested or unvested, outstanding and unexercised as of immediately prior to the Effective Time outstanding and unexercised as of immediately prior to the Effective Time that is not an In-the-Money Warrant will automatically and without any required action on the part of the holder thereof, be cancelled as of the Effective Time without any consideration payable in respect thereof. Parent and the Surviving Corporation shall be entitled to deduct and withhold from such cash consideration such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, the rules and regulations promulgated thereunder, or any applicable Legal Requirement. To the extent that amounts are so withheld by Parent or the Surviving Corporation, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of In-the-Money Warrants in respect to which such deduction and withholding was made by Parent or the Surviving Corporation, as the case may be. To the extent required by the terms of the applicable Company Warrant, prior to the Effective Time, the Company will provide each holder of Company Warrants with a letter that conforms to the applicable notice and purchase requirements of such holder’s Company Warrant and sets forth the treatment of such holder’s Company Warrants as determined by this Section 5.3(b).
          5.4 Employee Benefits.
               (a) Parent agrees that all employees of the Company or its Subsidiaries who continue employment with Parent, the Surviving Corporation or any Subsidiary of the Surviving Corporation after the Effective Time (“Continuing Employees”) will be eligible to participate in: (i) Parent’s employee benefit plans and programs, including any equity incentive plan, pension plan, defined benefit plan, defined contribution plan, Section 401(k) plan, bonus plan, profit sharing plan, severance plan, medical plan, dental plan, life insurance plan, time-off programs and disability plan, in each case to the same extent as similarly situated employees of

Parent; and (ii) such Company Employee Plans as are continued by the Company or any of its Subsidiaries following the Closing Date, or are assumed by Parent (for the purposes of this Section 5.3(b) only, the plans referred to in clauses “(i)” and “(ii)” of this sentence being referred to as “Specified Parent Benefit Plans”). Each Continuing Employee shall, to the extent permitted by applicable Legal Requirements, receive full credit for purposes of eligibility, vesting and vacation (but not for purposes of benefit accrual) under the Specified Parent Benefit Plans in which such Continuing Employee participates for the years of continuous service by such Continuing Employee recognized by the Company or its Subsidiaries prior to the Effective Time, provided, that, such credit (A) does not result in a duplication of benefits, compensation, incentive or otherwise and (B) does not result in an increase in the level of benefits beyond which a similarly situated employee of Parent would be entitled. With respect to any welfare benefit plans maintained by Parent for the benefit of Continuing Employees located in the United States, subject to any applicable plan provisions, contractual requirements or Legal Requirements, Parent shall use its commercially reasonable efforts to: (A) cause to be waived any eligibility requirements or pre-existing condition limitations; and (B) give effect, in determining any deductible maximum out-of-pocket limitations, to amounts paid by such Continuing Employees with respect to substantially similar plans maintained by the Company or its Subsidiaries during the plan year in which the Effective Time occurs.
               (b) If requested by Parent at least two Business Days prior to the Closing Date, the Company shall take (or cause to be taken) all actions pursuant to resolutions of the Company Board necessary or appropriate to terminate, effective no later than the day prior to the date on which the Merger becomes effective, any Company Employee Plan that contains a cash or deferred arrangement intended to qualify under Section 401(k) of the Code (a “Company 401(k) Plan”). If the Company is required to terminate any Company 401(k) Plan, then the Company shall provide to Parent prior to the Closing Date written evidence of the adoption by the Company Board of resolutions authorizing the termination of such Company 401(k) Plan (the form and substance of which resolutions shall be subject to the prior review and approval of Parent, which approval shall not be unreasonably withheld or delayed).
               (c) To the extent any employee notification or consultation requirements are imposed by applicable Legal Requirements with respect to the Contemplated Transactions, the Company shall cooperate with Parent to ensure that such notification or consultation requirements are complied with prior to the Effective Time. Prior to the Effective Time, the Company shall not communicate with Continuing Employees regarding post-Closing employment matters, including post-Closing employee benefits and compensation, without the prior written approval of Parent, which shall not be unreasonably withheld.
          5.5 Indemnification of Officers and Directors.
               (a) Parent and the Company agree that all rights to exculpation, indemnification and advancement of expenses existing as of the date of this Agreement in favor of the current or former directors or officers of the Acquired Corporations (“Indemnified Parties”) as provided in their respective certificates of incorporation or bylaws or in any indemnification agreement between an Acquired Corporation and an Indemnified Party in his or her capacity as a director or officer of an Acquired Corporation, as such agreement is in effect as of the date of this Agreement, shall survive the Merger and shall continue in full force and effect, but only to the extent such rights to exculpation, indemnification and advancement of expenses are available under and consistent with the laws of the jurisdictions of the relevant Acquired Corporation. If, following the Effective Time, Parent takes any action, or fails to take any action, that results in the inability of the Company to satisfy its obligations under this Section 5.5, Parent shall thereafter be liable for the obligations of the Surviving Corporation pursuant to this Section 5.5.
               (b) From the Effective Time through the sixth (6th) anniversary of the date on which the Effective Time occurs, the certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of former directors and officers of the Acquired Corporations than are set forth in the Company’s certificate of incorporation and bylaws as of the date of this Agreement.
               (c) Subject to the next sentence, the Surviving Corporation shall, at no expense to the beneficiaries, either (i) maintain, and Parent shall cause the Surviving Corporation to maintain in effect for six (6) years from the Effective Time the current policies of the directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries (the “Current D&O Insurance”) with respect to matters existing or occurring at or prior to the Effective Time (including the Contemplated Transactions), so long as the annual premium therefor would not be in excess of 250% of the last annual premium paid prior to the Effective Time (such 250%, the “Maximum Premium”), or (ii) purchase a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance (a “Reporting Tail Endorsement”) and maintain such endorsement in full force and effect for its full term. If the Company’s and its Subsidiaries’ existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and Parent shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the Maximum Premium, on terms and conditions (subject to the foregoing) no less advantageous to the Indemnified Parties than the Company’s and Subsidiaries’ existing directors’ and officers’ liability insurance. Notwithstanding anything to the contrary in this Agreement, the Company may and may cause the Subsidiaries to, prior to the Effective Time, purchase a Reporting Tail Endorsement; provided, that, the Company or Subsidiaries do not pay more than the Maximum Premium for such Reporting Tail Endorsement, in which case, provided that Parent causes the Surviving Corporation to maintain such Reporting Tail Endorsement in full force and effect for its full term, Parent shall be relieved from its obligations under the preceding two (2) sentences of this Section 5.5(c).
               (d) Parent shall pay all expenses, including reasonable attorneys’ fees, incurred by the persons referred to in this Section 5.5 in connection with their enforcement of their rights provided in this Section 5.5.
               (e) The provisions of this Section 5.5 are intended to be in addition to, and Parent shall, and shall cause the Surviving Corporation to, enforce and honor, to the fullest extent permitted by law for a period of six (6) years from the Effective Time, the rights otherwise available to the current officers and directors of the Company and its Subsidiaries by Legal

Requirement, charter, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties.
          5.6 Regulatory Approvals and Related Matters.
               (a) Each party shall use reasonable best efforts to file, as promptly as practicable after the date of this Agreement, all notices, reports and other documents required to be filed by such party with any Governmental Body with respect to the Merger and the other Contemplated Transactions. Without limiting the generality of the foregoing, the Company and Parent shall, as promptly as practicable after the date of this Agreement, prepare and file the notifications required under the HSR Act and under any other Legal Requirement that is designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”) in connection with the Merger.
               (b) Parent, Merger Sub and the Company each shall promptly supply the other parties with any information that may be required in order to effectuate any filings or applications pursuant to Section 5.6(a). Except where prohibited by applicable Legal Requirements, and subject to the Confidentiality Agreement, each of the Company and Parent shall, (i) consult with the other party prior to taking a position with respect to any such filing, (ii) permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, appearances, presentations, memoranda, briefs, white papers, arguments, opinions and proposals before making or submitting any of the foregoing to any Governmental Body by or on behalf of any party to this Agreement in connection with any investigations or proceedings in connection with this Agreement or the Contemplated Transactions, (iii) coordinate with the other in preparing and exchanging such information, and (iv) promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Body in connection with this Agreement or the Contemplated Transactions; provided, that, with respect to any such filing, presentation or submission, each of Parent and the Company need not supply the other (or its counsel) with copies (or, in case of oral presentations, a summary) to the extent that any Legal Requirement applicable to such party requires such party or its Subsidiaries to restrict or prohibit access to any such information or to the extent required by any existing confidentiality or non-disclosure agreement.
               (c) The Company and Parent shall use reasonable best efforts to respond to and comply as promptly as practicable with: (i) any inquiries or requests (including any “second request” for information) received from the Federal Trade Commission or the U.S. Department of Justice for additional information or documentation; and (ii) any inquiries or requests received from any state attorney general, foreign antitrust authority or other Governmental Body in connection with antitrust or related matters. Each party will notify the other promptly upon the receipt of (A) any comments from any officials of any Governmental Body in connection with any filings made pursuant to this Agreement, and (B) any request by any officials of any Governmental Body for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any applicable Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.6(a), each party will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Body such amendment or supplement.
               (d) Subject to the limitations set forth in Section 5.6(f), Parent and the Company shall use reasonable best efforts to take, or cause to be taken, all actions necessary to consummate the Merger and make effective the other Contemplated Transactions. Without limiting the generality of the foregoing, each party to this Agreement: (i) shall make all filings (if any) and give all notices (if any) required to be made and given by such party in connection with the Merger and the other Contemplated Transactions; and (ii) shall use reasonable best efforts to obtain each Consent (if any) required to be obtained (pursuant to any applicable Legal Requirement or Contract, or otherwise) by such party in connection with the Merger or any of the other Contemplated Transactions. At the request of Parent, the Company shall agree to divest, sell, dispose of, hold separate or otherwise take or commit to take any other action with respect to any of the businesses, product lines or assets of the Acquired Corporations, provided that any such action is conditioned upon the consummation of the Merger. Each of Parent and the Company shall provide the other party with a copy of each proposed filing with or other submission to any Governmental Body relating to any of the Contemplated Transactions, and shall give the other party a reasonable time prior to making such filing or other submission in which to review and comment on such proposed filing or other submission. The Company shall promptly deliver to Parent a copy of each such filing or other submission made, each notice given and each Consent obtained by any Acquired Corporation during the Pre-Closing Period.
               (e) If any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violating any Antitrust Law, Parent, Merger Sub and the Company shall use their reasonable best efforts to: (i) contest, resist or resolve any such proceeding or action; and (ii) to have vacated, lifted, reversed or overturned any injunction resulting from such proceeding or action, including, but not limited to, entering into negotiations withy any applicable Governmental Body.
               (f) Notwithstanding anything to the contrary contained in this Section 5.6 or elsewhere in this Agreement, neither Parent nor Merger Sub shall have any obligation under this Agreement to take any of the following actions, if Parent determines in good faith that taking such actions would reasonably be expected to affect the business or interests of Parent, any of Parent’s Subsidiaries or any of the Acquired Corporations in any material adverse way: (i) to dispose of or transfer or cause any of its Subsidiaries to dispose of or transfer any assets, or to commit to cause any of the Acquired Corporations to dispose of or transfer any assets; (ii) to discontinue or cause any of its Subsidiaries to discontinue offering any product or service, or to commit to cause any of the Acquired Corporations to discontinue offering any product or service; (iii) to license or otherwise make available, or cause any of its Subsidiaries to license or otherwise make available to any Person any Intellectual Property or Intellectual Property Right, or to commit to cause any of the Acquired Corporations to license or otherwise make available to any Person any Intellectual Property or Intellectual Property Right; (iv) to hold separate or cause any of its Subsidiaries to hold separate any assets or operations (either before or after the Closing Date), or to commit to cause any of the Acquired Corporations to hold separate any assets or operations; or (v) to make or cause any of its Subsidiaries to make any commitment, or to commit to cause any of the Acquired Corporations to make any commitment (to any

Governmental Body or otherwise) regarding its future operations or the future operations of any of the Acquired Corporations.
          5.7 Confidentiality; Disclosure.
               (a) The parties to this Agreement acknowledge that Parent and the Company have previously entered into the Confidentiality Agreement, which shall continue in full force and effect in accordance with its terms.
               (b) Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statement regarding the Merger or the Contemplated Transactions; provided, however, that (i) Parent and the Company shall agree on the contents of the press release announcing the execution of this Agreement and (ii) if Parent or the Company determines that a press release or public announcement is required by any Legal Requirements, Parent or the Company (as applicable) may make such press release or public announcement, in which case the disclosing party shall use its commercially reasonable efforts to provide the other party with reasonable time to comment on such release or announcement in advance of such issuance.
               (c) Notwithstanding anything to the contrary contained in this Section 5.7, the obligations of Parent and the Company set forth in this Section 5.7 shall not apply with respect to any public statement relating to the withdrawal or modification in a manner adverse to Parent of the Company Board Recommendation that is permitted pursuant to Section 5.2(c).
          5.8 CHESS Depositary Interest. Prior to the Closing Date, the Company will take all actions that are necessary or appropriate to provide that the CDIs will, immediately prior to the Effective Time or such other time as the parties agree with ASX and CDN (as applicable), be (a) suspended from quotation on ASX and (b) cancelled or transmuted into the underlying shares of Company Common Stock or Company Warrants (as the case may be) in accordance with the operating rules of the ASTC. As soon as practicable after the Closing Date, the Surviving Corporation will apply to ASX to delist the Company.
          5.9 Section 16 Matters. Prior to the Effective Time, the Company shall be permitted to take all such steps as may reasonably be necessary to cause the Contemplated Transactions, including any dispositions of shares of Company Common Stock (including any Company Options or Company Warrants) by each Person who is or will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act.
          5.10 Resignation of Officers and Directors. The Company shall use its reasonable best efforts to obtain and deliver to Parent at or prior to the Effective Time the resignation of each officer and director of each of the Acquired Corporations.
          5.11 Stockholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any stockholder litigation (including any class action or derivative litigation) against the Company and/or any of its directors or officers relating to this Agreement, the Merger or any of the other Contemplated Transactions, and no compromise or full or partial settlement of any such litigation shall be agreed to by the Company without

Parent’s prior written consent. Any such participation by Parent shall be at Parent’s sole cost and expense.
          5.12 Employee Retention. The Company shall cooperate and work with Parent to help Parent identify employees of the Acquired Corporations to whom Parent may elect to offer continued employment with the Surviving Corporation, such Subsidiaries or Parent. With respect to any employee of the Acquired Corporations who receives an offer of employment from Parent or the Surviving Corporation, the Company shall assist Parent with its efforts to enter into such employment agreements as required by Parent with such employee as soon as practicable, but with effectiveness expressly conditioned upon Closing.
     Section 6. Conditions Precedent to Obligations of Parent and Merger Sub
     The obligations of Parent and Merger Sub to cause the Merger to be effected and otherwise cause the Contemplated Transactions to be consummated are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:
          6.1 Accuracy of Company Representations.
               (a) Each of the representations and warranties of the Company contained in Section 2 (other than in Section 2.2(a), Section 2.2(c), Section 2.15(b) and Section 2.19) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any representations and warranties made as of a specific date, which shall have been accurate in all respects only as of such date), except where the failure of such representations and warranties to be accurate, individually or in the aggregate, would not have a Company Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties: (i) all “Company Material Adverse Effect” and other materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.
               (b) Each of the representations and warranties of the Company contained in Section 2.15(b) and Section 2.19 shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date; provided, however, that, for purposes of determining the accuracy of the foregoing representations and warranties, any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.
               (c) Each of the representations and warranties of the Company contained in Section 2.2(a) and Section 2.2(c) shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any such representations and warranties made as of a specific date, which shall have been accurate in all material respects only as of such date); provided, however, that, for purposes of determining the accuracy of the foregoing representations and warranties, any update of or modification to the Company Disclosure

Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.
          6.2 Performance of Covenants. All of the covenants and obligations in this Agreement that the Company is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
          6.3 Company Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote, and holders of less than 10% in the aggregate of the outstanding shares of Company Common Stock shall have perfected their appraisal rights under Section 262 of the DGCL with respect to their shares of Company Common Stock or shall otherwise continue to have appraisal rights under any applicable Legal Requirement.
          6.4 Noncompetition Agreements. The Noncompetition Agreements shall remain in full force and effect.
          6.5 Company Officers’ Certificate. Parent shall have received a certificate executed by a duly authorized officer of the Company, in his or her capacity as such, confirming that the conditions set forth in Sections 6.1 (Accuracy of Company Representations), 6.2 (Performance of Covenants) and 6.3 (Company Stockholder Approval) have been satisfied.
     6.6 Regulatory Matters.
               (a) The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, and there shall not be in effect any voluntary agreement between Parent or the Company and the Federal Trade Commission or the Department of Justice pursuant to which Parent or the Company has agreed not to consummate the Merger for any period of time.
               (b) Any waiting period applicable to the consummation of the Merger under any applicable foreign antitrust or competition law or regulation or under any other foreign Legal Requirement shall have expired or been terminated, except where the failure of any particular waiting period to have expired or to have been terminated prior to the Closing would not reasonably be expected to affect the business of Parent or any Acquired Corporation in any material adverse way.
               (c) Any Governmental Authorization or other Consent required to be obtained under any applicable antitrust or competition law or regulation or under any other Legal Requirement shall have been obtained and shall remain in full force and effect (except where the failure to have obtained a particular Consent prior to the Closing would not reasonably be expected to affect the business of Parent or any Acquired Corporation in any material adverse way), and no such Governmental Authorization or other Consent shall require, contain or contemplate any term, limitation, condition or restriction that Parent determines in good faith to be materially burdensome.
          6.7 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any court of competent jurisdiction or other Governmental Body and remain in effect, and there shall not be any Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.
          6.8 No Governmental Litigation. There shall not be pending or overtly threatened in writing any Legal Proceeding brought or initiated (or overtly threatened in writing to be brought or initiated) by a Governmental Body: (a) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Contemplated Transactions; (b) relating to the Merger or any of the other Contemplated Transactions and seeking to obtain from Parent or any of the Acquired Corporations any damages or other relief that may be material to Parent or the Acquired Corporations; (c) seeking to prohibit or limit in any material respect Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to the stock of the Surviving Corporation; (d) that would materially and adversely affect the right or ability of Parent or any of the Acquired Corporations to own the assets or operate the business of any of the Acquired Corporations; (e) seeking to compel any of the Acquired Corporations, Parent or any Subsidiary of Parent to dispose of or hold separate any material assets as a result of the Merger or any of the other Contemplated Transactions; or (f) seeking to impose (or that would result in the imposition of) any criminal sanctions or criminal liability on Parent or any of the Acquired Corporations.
          6.9 No Company MAE. Since the date of this Agreement, there shall not have occurred a Company Material Adverse Effect and no event shall have occurred or circumstance shall exist that, in combination with any other events or circumstances, would reasonably be expected to have or result in any Company Material Adverse Effect.
          6.10 Employee Retention. Each of the persons listed on Schedule 6.10(a) of the Company Disclosure Schedule (the “Designated Employees”): (a) shall have executed an offer letter in substantially the form attached as Schedule 6.10(b) of the Company Disclosure Schedule (with such changes thereto as may be proposed by Parent with respect to any one or more Designated Employees; provided, that, with respect to any such Designated Employee, such changes are not materially adverse to such Designated Employee), agreeing to remain employed by the Company or to become employed by Parent following the Closing; and (b) shall, as of immediately prior to the Effective Time, not have terminated or rescinded such acceptance; provided, however, that the condition set forth in this Section 6.10 shall be deemed satisfied in respect of any Designated Employee if (i) the employment of such Designated Employee with the Company has terminated before the Closing due to the death or permanent and total disability (as defined in Code Section 22(e)(3)) of such Designated Employee, or (ii) Parent or the Company shall have failed to include in such Designated Employee’s offer letter an offer of a base salary and target cash incentive compensation immediately following the Closing that is not less than his base salary and target cash incentive compensation as of the date of this Agreement.

     Section 7. Conditions Precedent to Obligation of the Company
     The obligation of the Company to effect the Merger and otherwise consummate the Contemplated Transactions is subject to the satisfaction or waiver, at or prior to the Closing, of the following conditions:
          7.1 Accuracy of Parent and Merger Sub Representations.
               (a) Each of the representations and warranties of Parent and Merger Sub contained in Section 3 (other than in Section 3.3) shall have been accurate in all respects as of the date of this Agreement and shall be accurate in all respects as of the Closing Date as if made on and as of the Closing Date (except for any representations and warranties made as of a specific date, which shall have been accurate in all respects only as of such date), except where the failure of such representations and warranties to be accurate, individually or in the aggregate, would not have a Parent Material Adverse Effect; provided, however, that, for purposes of determining the accuracy of such representations and warranties: (i) all “Parent Material Adverse Effect” and other materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (ii) any update of or modification to the Parent Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.
               (b) Each of the representations and warranties of Parent and Merger Sub contained in Section 3.3 shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Date as if made on and as of the Closing Date (except for any representations and warranties made as of a specific date, which shall have been accurate in all material respects only as of such date); provided, however, that, for purposes of determining the accuracy of the foregoing representations and warranties, any update of or modification to the Parent Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded.
          7.2 Performance of Covenants. All of the covenants and obligations in this Agreement that Parent and Merger Sub are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects.
          7.3 Company Stockholder Approval. This Agreement shall have been duly adopted by the Required Company Stockholder Vote.
          7.4 Parent Officer’s Certificate. The Company shall have received a certificate executed by a duly authorized officer of Parent, in his or her capacity as such, confirming that the conditions set forth in Sections 7.1 (Accuracy of Parent and Merger Sub Representations) and 7.2 (Performance of Covenants) have been duly satisfied.
          7.5 HSR Waiting Period. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.
          7.6 No Restraints. No temporary restraining order, preliminary or permanent injunction or other Order preventing the consummation of the Merger shall have been issued by any U.S., Australian or Irish court of competent jurisdiction or other U.S., Australian or Irish

Governmental Body and remain in effect, and there shall not be any U.S., Australian or Irish Legal Requirement enacted or deemed applicable to the Merger that makes consummation of the Merger illegal.
     Section 8. Termination
          8.1 Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company Stockholders):
               (a) by mutual written consent of Parent and the Company;
               (b) by either Parent or the Company, if the Merger has not been consummated by March 2, 2010 or any other date that Parent and the Company may agree upon in writing (the “Outside Date”); provided, however, a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(b) if the failure to consummate the Merger by the Outside Date is principally caused by the failure on the part of such party to perform any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;
               (c) by either Parent or the Company, if a U.S., Australian or Irish court of competent jurisdiction or other U.S., Australian or Irish Governmental Body shall have issued a final and nonappealable Order, or shall have taken any other final and nonappealable action, having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger; provided, however, that (i) the party to this Agreement seeking to terminate this Agreement pursuant to this Section 8.1(c) shall have used commercially reasonable efforts to resist or lift such Order; and (ii) a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the issuance of such Order is attributable to the failure of such party to fulfill any of its obligations under this Agreement;
               (d) by either Parent or the Company, if: (i) the Company Stockholders’ Meeting (including any adjournments and postponements thereof) shall have been held and completed and the Company Stockholders shall have taken a final vote on a proposal to adopt this Agreement; and (ii) this Agreement shall not have been adopted at the Company Stockholders’ Meeting (and shall not have been adopted at any adjournment or postponement thereof) by the Required Company Stockholder Vote; provided, however, that a party shall not be permitted to terminate this Agreement pursuant to this Section 8.1(d) if the failure to have this Agreement adopted by the Required Company Stockholder Vote results from a failure on the part of such party to perform in any material respect any covenant or obligation in this Agreement required to be performed by such party at or prior to the Effective Time;
               (e) by Parent (at any time prior to the adoption of this Agreement by the Required Company Stockholder Vote) if (i) a Company Triggering Event shall have occurred, or (ii) the Company Board Recommendation shall no longer be unanimous, or any reaffirmation of the Company Board Recommendation shall not be unanimous;
               (f) by Parent upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that any of the conditions set forth in Section 6.1 or Section 6.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date: (A) all “Company Material Adverse Effect” and other materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) any update of or modification to the Company Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded); provided, that, if any such breach of Company’s representations and warranties as of a date subsequent to the date of this Agreement or breach by the Company of a covenant or agreement is curable by the Company within 30 days (but no later than the Outside Date) and the Company is continuing to exercise its reasonable best efforts to cure such breach, then Parent may not terminate this Agreement under this Section 8.1(f) until the earlier of the date 30 days after delivery of written notice from Parent to the Company of such breach or the Outside Date (it being understood that Parent may not terminate this Agreement pursuant to this Section 8.1(f) if such breach by the Company is cured during such period in a manner that does not result in a material breach of any covenant of the Company);
               (g) by the Company upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent or Merger Sub shall have become untrue, in either case such that any of the conditions set forth in Section 7.1 or Section 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue (it being understood that, for purposes of determining the accuracy of such representations and warranties as of the date of this Agreement or as of any subsequent date: (A) all “Parent Material Adverse Effect” and other materiality qualifications limiting the scope of such representations and warranties shall be disregarded; and (B) any update of or modification to the Parent Disclosure Schedule made or purported to have been made on or after the date of this Agreement shall be disregarded); provided, that, if any such breach of Parent’s or Merger Sub’s representations and warranties as of a date subsequent to the date of this Agreement or breach by Parent or Merger Sub of a covenant or agreement is curable by Parent or Merger Sub within 30 days (but no later than the Outside Date) and Parent or Merger Sub is continuing to exercise its reasonable best efforts to cure such breach, then the Company may not terminate this Agreement under this Section 8.1(g) until the earlier of the date 30 days after delivery of written notice from the Company to Parent of such breach or the Outside Date (it being understood that the Company may not terminate this Agreement pursuant to this Section 8.1(g) if such breach by Parent or Merger Sub is cured during such period in a manner that does not result in a material breach of any covenant of Parent or Merger Sub);
               (h) by the Company, if: (A) an offer that is a Superior Offer is made to the Company and is not withdrawn; (B) such offer was not obtained or made as a direct or indirect result of a material breach by any Acquired Corporation of this Agreement or the Confidentiality Agreement, or as a direct or indirect result of a breach by any Acquired Corporation or any of its Representatives of any of the provisions set forth in Section 4.3; (C) the Company provides Parent, at least two Business Days prior to any meeting of the Company Board at which such board of directors will consider causing the Company to enter into a binding definitive acquisition agreement concerning a transaction that constitutes such Superior Offer (but not more than one Business Day after any director of the Company is first notified of such meeting), with a written notice specifying the date and time of such meeting, the reasons for holding such meeting, the terms and conditions of such Superior Offer (including a copy of any draft definitive agreement relating to such Superior Offer to the extent such a draft definitive agreement exists) and the identity of the Person making such Superior Offer; (D) the Company Board determines in good faith, after consulting with the Company’s outside legal counsel and financial advisor, that, in light of such Superior Offer, the failure to terminate this Agreement in order to permit the Company to enter into such binding definitive acquisition agreement would be reasonably likely to constitute a breach of its fiduciary obligations to the Company Stockholders under applicable Legal Requirements; (E) such binding definitive acquisition agreement is not entered into at any time within the period of three Business Days after Parent receives written notice from the Company confirming that the Company Board has determined that the failure to terminate this Agreement in order to permit the Company to enter into such binding definitive acquisition agreement would be reasonably likely to constitute a breach of its fiduciary obligations to the Company Stockholders under applicable Legal Requirements; (F) during such three Business Day period, if requested by Parent, the Company engages in good faith negotiations with Parent to amend this Agreement in such a manner that the offer that was determined to constitute a Superior Offer no longer constitutes a Superior Offer or that no termination of this Agreement in order to permit the Company to enter into such binding definitive acquisition agreement is required as a result of such offer; and (G) at the end of such three Business Day period, the Company Board determines in good faith, after consulting with the Company’s outside legal counsel and financial advisor, that the failure to terminate this Agreement in order to permit the Company to enter into such binding definitive acquisition agreement would continue to be reasonably likely to constitute a breach of the fiduciary obligations of the Company Board to the Company Stockholders under applicable Legal Requirements in light of such Superior Offer (taking into account any changes to the terms of this Agreement or any alternative transaction proposed by Parent as a result of the negotiations required by clause “(F)” or otherwise); provided, that, for the avoidance of doubt, the Company may provide the notices required by Section 5.2(c)(i) and this Section 8.1(h) concurrently and the five and three day notice periods required by such respective sections may run concurrently; or
               (i) by Parent if a Company Material Adverse Effect shall have occurred following the date of this Agreement.
Notwithstanding anything to the contrary contained in this Section 8.1, this Agreement may not be terminated by any party unless any fee required to be paid (or caused to be paid) by such party at or prior to the time of such termination pursuant to Section 8.4 shall have been paid in full.
          8.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect; provided, however, that: (i) this Section 8.2, Section 8.3, Section 8.4, and Section 9 shall survive the termination of this Agreement and shall remain in full force and effect, (ii) the Confidentiality Agreement shall remain in full force and effect in accordance with its terms, and (iii) the termination of this Agreement shall not relieve any party from any liability for any intentional or willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

          8.3 Expenses. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid (or caused to be paid) by the party incurring such expenses, whether or not the Merger is consummated. If this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d), then the Company shall as promptly as practicable in light of the Company’s then-current cash position (but in any event within 60 Business Days following such termination) reimburse Parent for all reasonable and documented out-of-pocket fees and expenses (including all attorneys’ fees, accountants’ fees, financial advisory fees and filing fees) that have been incurred or paid or that may become payable by or on behalf of Parent or any of its Subsidiaries (i) in connection with the preparation, negotiation and performance of this Agreement and all related agreements and documents, (ii) in connection with the due diligence investigation conducted with respect to the Acquired Corporations, and (iii) in connection with all transactions contemplated by this Agreement, up to a maximum of $2,000,000.
          8.4 Termination Fee. If this Agreement is terminated: (a) by Parent pursuant to Section 8.1(e); (b) pursuant to Section 8.1(d), and (i) prior to the adoption of this Agreement by the Required Company Stockholder Vote, an Acquisition Proposal shall have been publicly disclosed, announced, commenced, submitted or made and not withdrawn, at least five Business Days prior to the date of the Company Stockholders’ Meeting, and (ii) by the first anniversary of such termination, either (A) the Company consummates a Specified Acquisition Transaction or (B) the Company enters into a definitive agreement relating to a Specified Acquisition Transaction and, following such first anniversary, the Specified Acquisition Transaction to which such definitive agreement relates (or any other Specified Acquisition Transaction among or involving the parties to such definitive agreement or any of such parties’ affiliates) is consummated; or (c) by the Company pursuant to Section 8.1(h); then the Company shall pay Parent a nonrefundable fee equal to $10,000,000 minus any amount actually previously paid by the Company to Parent as reimbursement pursuant to Section 8.3. Such fee shall be paid in immediately available funds and shall be due and payable on the date that is (A) two (2) Business Days after the date of termination in the event of a termination by Parent pursuant to Section 8.1(e), (B) on or prior to the date on which the applicable Specified Acquisition Transaction is consummated in the event of a termination pursuant to Section 8.1(d), or (C) prior to the effectiveness of any termination pursuant to Section 8.1(h). “Specified Acquisition Transaction” shall have the same meaning as the term “Acquisition Transaction,” except that, solely for purposes of the definition of Specified Acquisition Transaction, all references to “15%” or “85%” in the definition of “Acquisition Transaction” shall be deemed to refer instead to “50%”. If the Company fails to pay when due any amount payable under Section 8.3 or this Section 8.4, then (i) the Company shall reimburse Parent for all costs and expenses (including fees and disbursements of legal counsel) incurred in connection with the collection of such overdue amount and the enforcement by Parent of its rights under Section 8.3 or this Section 8.4, and (ii) the Company shall pay to Parent interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to Parent in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such amount was originally required to be paid.

     Section 9. Miscellaneous Provisions
          9.1 Amendment. This Agreement may be amended with the approval of Parent and the Company’s respective boards of directors at any time (whether before or after this Agreement is adopted by the Company Stockholders); provided, however, that after any such adoption of this Agreement by the Company Stockholders, no amendment shall be made which pursuant to applicable Legal Requirements requires further approval of the Company Stockholders without the further approval of the Company Stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties to this Agreement.
          9.2 Extension; Waiver.
               (a) Subject to Sections 9.2(b) and 9.2(c), at any time prior to the Effective Time, Parent and Merger Sub on the one hand and the Company on the other hand may: (i) extend the time for the performance of any of the obligations or other acts of the other party; (ii) waive any inaccuracy in or breach of any representation, warranty, covenant or obligation of the other party in this Agreement or in any document delivered pursuant to this Agreement; and (iii) waive compliance with any covenant, obligation or condition for the benefit of such party contained in this Agreement. The agreement of Parent to any extension or waiver shall be deemed to be the agreement of Merger Sub to such extension or waiver.
               (b) No failure on the part of any party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.
               (c) No party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such party; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.
          9.3 No Survival of Representations and Warranties. None of the representations and warranties contained in this Agreement or in any certificate delivered pursuant to this Agreement shall survive the Merger.
          9.4 Entire Agreement; Counterparts; Exchanges by Facsimile or Electronic Delivery. This Agreement and the other agreements, exhibits and disclosure schedules referred to herein constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.
          9.5 Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. In any action between any of the parties arising out of or relating to this Agreement or any of the Contemplated Transactions: (a) each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Chancery Court of the State of Delaware; and (b) each of the parties irrevocably waives the right to trial by jury.
          9.6 Attorneys’ Fees. In any action at law or suit in equity to enforce this Agreement or the rights of any of the parties hereunder, the prevailing party in such action or suit shall be entitled to receive a reasonable sum for its attorneys’ fees and all other reasonable costs and expenses incurred in such action or suit.
          9.7 Assignability; No Third Party Rights. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties to this Agreement and their respective successors and assigns; provided, however, that neither this Agreement nor any party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other parties, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by any party without the prior written consent of the other parties shall be void and of no effect, provided, however, that either or both Parent and Merger Sub may assign their rights under this Agreement to any wholly owned Subsidiary of Parent (provided, that, no such assignment shall relieve Parent of any obligation it may have hereunder). Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the parties to this Agreement) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, except that, from and after the Effective Time, the provisions of Section 1 shall be for the benefit of holders of Company Common Stock, and the provisions of Section 5.5 shall be for the benefit of the Indemnified Parties. In the event that the Company brings a Legal Proceeding for monetary damages for breach of this Agreement in which it is held that the right to obtain such monetary damages (including damages based on the loss of economic benefits of the Contemplated Transactions to the holders of Company Common Stock, Company Options and Company Warrants, if determined appropriate) is solely held by the holders of Company Common Stock, Company Options and Company Warrants, then such rights of the holders of Company Common Stock, Company Options and Company Warrants may be enforced on their behalf by the Company as agent for the holders of Company Common Stock, Company Options and Company Warrants.
          9.8 Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt; (b) if sent designated for overnight delivery by nationally recognized overnight air courier (such as UPS or Federal Express), two (2) Business Days after mailing; (c) if sent by facsimile transmission before 5:00 p.m., Pacific time, when transmitted and receipt is confirmed; (d) if sent by facsimile transmission after 5:00 p.m., Pacific time, and receipt is confirmed, on the following Business Day; and (e) if otherwise actually personally delivered, when delivered;

provided, that, such notices, requests, demands and other communications are delivered to the address set forth below, or to such other address as any party shall provide by like notice to the other parties to this Agreement:
          if to Parent or Merger Sub:

LEO Pharma A/S
Industriparken 55
DK — 2750 Bellerup
Attn: Nina Solver Henning
Fax: 45-72263295
               with a copy (which shall not constitute notice) to:

Cooley Godward Kronish LLP
Five Palo Alto Square
3000 El Camino Real
Palo Alto, CA 94306
Attn: Glen Y. Sato
Fax: (650) 849-7400
          if to the Company:

Peplin, Inc.
6475 Christie Avenue
Suite 300
Emeryville, CA 94608
Attn: Thomas Wiggans
David Smith
Fax: (510) 653-9704
     with copies (which shall not constitute notice) to:

Fenwick & West LLP
555 California St., 12th Floor
San Francisco, CA 94104
Attn: Douglas N. Cogen
David K. Michaels
Fax: (415) 281-1350
          9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.
          9.10 Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. Because the parties hereto agree that irreparable damage would occur if a provision of this Agreement were not performed in accordance with the terms hereof, it is accordingly agreed that the parties shall be entitled to seek and obtain, if available, an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, and the parties hereby waive the requirement of any posting of a bond in connection with the remedies described herein.
          9.11 Construction.
               (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.
               (b) The parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.
               (c) As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”
               (d) Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits or Schedules to this Agreement.
               (e) The bold-faced headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.
               (f) For purposes of Section 8, references to the failure of a party to perform its covenants or obligations in this Agreement shall, in the case of Parent, include the failure of Merger Sub to perform its covenants or obligations in this Agreement.

               (g) To the extent this Agreement refers to information or documents to be made available, delivered, produced or provided by the Company to Parent or Merger Sub, the Company shall be deemed to have satisfied such obligation if the Company has made such information or document available by (i) posting such information or document at least two Business Days prior to the date of this Agreement (or such shorter period as may be specified by email notice by the Company or its Representative to Parent or its Representative prior to the date of this Agreement, with respect to any specific information or documents posted within such two day period) to the “electronic data room” maintained by the Company and accessible by Parent or any of its Representatives for purposes of the Contemplated Transactions or (ii) delivering such information or document to Parent or its Representatives at least two Business Days prior to the date of this Agreement.
               (h) References to “$” or “dollars” refer to United States dollars unless otherwise noted.
[Remainder of Page Intentionally Left Blank]

     In Witness Whereof, the parties have caused this Agreement and Plan of Merger to be executed as of the date first above written.

Peplin, Inc.

By:	/s/ Thomas Wiggans
Name:	Thomas Wiggans
Title:	Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

     In Witness Whereof, the parties have caused this Agreement and Plan of Merger to be executed as of the date first above written.

Plant Acquisition Sub, Inc.

By:	/s/ Gitte P. Aabo
Name:	Gitte P. Aabo
Title:	President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger]

     In Witness Whereof, the parties have caused this Agreement and Plan of Merger to be executed as of the date first above written.

Leo Pharma A/S

By:	/s/ Gitte P. Aabo
Name:	Gitte P. Aabo
Title:	President and Chief Executive Officer

By:	/s/ John Mehlbye
Name:	John Mehlbye
Title:	Executive Vice-President, Plants & Manufacturing
[Signature Page to Agreement and Plan of Merger]

Exhibit A
Certain Definitions
     For purposes of the Agreement (including this Exhibit A):
     Acquired Corporations. “Acquired Corporations” means the Company and the Company’s Subsidiaries.
     Acquisition Inquiry. “Acquisition Inquiry” means any inquiry of, indication of interest to or communication to the Company (other than by Parent or any of its Affiliates or Representatives on behalf of Parent) concerning an Acquisition Transaction or that would reasonably be expected to lead to an Acquisition Proposal, but which is not an Acquisition Proposal.
     Acquisition Proposal. “Acquisition Proposal” means any offer or proposal (other than an offer or proposal made or submitted by Parent or any of its Affiliates or Representatives on behalf of Parent) contemplating or otherwise relating to any Acquisition Transaction.
     Acquisition Transaction. “Acquisition Transaction” means with respect to the Company, any transaction or series of transactions (other than the Merger) involving:
          (a) any acquisition or purchase by any Person or group (as defined in the Exchange Act and the rules promulgated thereunder) of more than a 15% interest in the total outstanding voting securities of the Company or any tender offer or exchange offer that if consummated would result in any Person or group (as defined in the Exchange Act and the rules promulgated thereunder) beneficially owning securities representing 15% or more of the total outstanding voting power of the Company, or any merger, consolidation, business combination, share exchange, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or similar transaction (i) in which any of the Acquired Corporations is a constituent corporation, (ii) pursuant to which the Company Stockholders immediately preceding such transaction would hold securities representing less than 85% of the total outstanding voting power of the surviving or resulting entity of such transaction (or parent entity of such surviving or resulting entity) immediately following the consummation of such transaction or (iii) in which any of the Acquired Corporations issues securities representing more than 15% of the outstanding securities of any class of voting securities of any of the Acquired Corporations;
          (b) any sale, lease, exchange, transfer, exclusive license or disposition of any business or businesses or assets that constitute or account representing 15% or more of the aggregate fair market value of the consolidated assets of the Company and its Subsidiaries taken as a whole; or
          (c) any liquidation or dissolution of any of the Acquired Corporations.
     Affiliate. “Affiliate” shall have the meaning ascribed to such term under Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

     ASIC. “ASIC” means the Australian Securities and Investments Commission.
     ASTC. “ASTC” means ASX Settlement and Transfer Corporation Pty Ltd ACN 008 504 532.
     ASX. “ASX” means ASX Limited ACN 008 624 691 or the Australian Securities Exchange, as the context requires.
     ASX Listing Rules. “ASX Listing Rules” means the official listing rules of ASX.
     Business Day. “Business Day” means a day (a) other than Saturday or Sunday and (b) on which commercial banks are open for business in San Francisco, California.
     CDIs. “CDIs” means Shares CDIs and Options CDIs, collectively.
     CDN. “CDN” means CHESS Depositary Nominees Pty Ltd ACN 071 346 506.
     CHESS. “CHESS” means the clearing house electronic sub-register system of share transfers operated by ASTC.
     Code. “Code” means the United States Internal Revenue Code of 1986, as amended.
     Company Affiliate. “Company Affiliate” means any Person under common control with the Company within the meaning of Section 414(b), Section 414(c), Section 414(m) or Section 414(o) of the Code, and the regulations issued thereunder.
     Company ASX Documents. “Company ASX Documents” means all proxy statements, reports, schedules, forms, statements or other documents, including all amendments thereto, required to be filed by the Company under the Corporations Act or the ASX Listing Rules since January 1, 2007.
     Company Board. “Company Board” means the Company’s board of directors.
     Company Class B Common Stock. “Company Class B Common Stock” means the Class B Common Stock, $0.001 par value per share, of the Company.
     Company Common Stock. “Company Common Stock” means the Common Stock, $0.001 par value per share, of the Company, including common stock in respect of which Share CDIs have been issued.
     Company Contract. “Company Contract” means any Contract: (a) to which any of the Acquired Corporations is a party; (b) by which any of the Acquired Corporations or any Company Owned IP or Company In-Licensed IP or any other asset of any of the Acquired Corporations is or may become bound or under which any of the Acquired Corporations has, or may become subject to, any obligation; or (c) under which any of the Acquired Corporations has or may acquire any right or interest.
     Company Disclosure Schedule. “Company Disclosure Schedule” means the Company

Disclosure Schedule and exhibits thereto that the Company delivers to Parent upon the execution of the Agreement.
     Company Employee. “Company Employee” means any director, officer or employee of the Company or any of its Subsidiaries.
     Company Employee Agreement. “Company Employee Agreement” means any employment, severance, retention, transaction bonus, change in control, consulting, or other similar Contract between: (a) the Company or any of its Subsidiaries or any current Company Affiliate; and (b) any Company Employee, other than any such Contract that is terminable “at will” (or following a notice period imposed by applicable Legal Requirements) without any obligation on the part of the Company or any of its Subsidiaries or any Company Affiliate to make any severance, termination, change in control or similar payment or to provide any benefit, other than severance payments required to be made by the Company or any of its Subsidiaries under applicable foreign law (which excepted Contracts shall also not constitute Company Employee Plans hereunder).
     Company Employee Plan. “Company Employee Plan” means any plan, program, policy, practice or Contract providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits, retirement benefits or other benefits or remuneration of any kind, whether or not in writing and whether or not funded, including each “employee benefit plan,” within the meaning of Section 3(3) of ERISA (whether or not ERISA is applicable to such plan) that is maintained or contributed to, or required to be maintained or contributed to, by the Company, any of its Subsidiaries, or any Company Affiliate for the benefit of any Company Employee; provided, however, that a Company Employee Agreement shall not be considered a Company Employee Plan.
     Company In-Licensed IP. “Company In-Licensed IP” means all Intellectual Property Rights that are licensed by the Company and its Subsidiaries and that are used or contemplated to be used in the conduct the business of the Company and its Subsidiaries.
     Company Material Adverse Effect. “Company Material Adverse Effect” means any effect, change, event or circumstance (“Effect”) that, considered together with all other Effects, is or would reasonably be expected to be or to become materially adverse to, or has or would reasonably be expected to have or result in a material adverse effect on: (a) the business, financial condition, capitalization or results of operations of the Company and its Subsidiaries taken as a whole, (b) the Company’s ability to consummate the Merger or (c) Parent’s ability to vote, transfer, receive dividends with respect to or otherwise exercise ownership rights with respect to any shares of the stock of the Surviving Corporation; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Company Material Adverse Effect: (i) Effects resulting from changes since the date of the Agreement in conditions, including regulatory review standards, generally affecting the industries in which the Company or any of its Subsidiaries participates or the U.S., Australian or global economy or capital markets as a whole, to the extent that such conditions do not have a substantially disproportionate impact on the Company and its Subsidiaries taken as a whole when compared to other firms in the industries in which the Company or any of its Subsidiaries participates; (ii)

Effects resulting from acts of war, armed hostilities or terrorism since the date of the Agreement; (iii) changes in the trading price or trading volume of Company Common Stock or CDIs in and of themselves (it being understood, however, that the facts or circumstances giving rise to any such change in such trading price or trading volume may be taken into account in determining whether there has been or would be a Company Material Adverse Effect); (iv) Effects resulting from the announcement or pendency of the Merger and the Contemplated Mergers to the extent that the Company conclusively demonstrates that such Effects are directly and exclusively attributable to the announcement or pendency of the Merger and the Contemplated Transactions; (v) any failure by the Company to meet internal or published third party projections, estimates or forecasts, in and of itself (it being understood, however, that the facts or circumstances giving rise to any such failure may be taken into account in determining whether there has been or would be a Company Material Adverse Effect); (vi) Company stockholder class action or derivative litigation commenced against the Company since the date of the Agreement and arising from allegations of (A) breach of fiduciary duty of the Company’s directors relating to their approval of the Agreement, (B) false or misleading public disclosure by the Company with respect to the Agreement or (C) other claims in connection with the Contemplated Transactions in the case of each of clauses “(A),” “(B)” and “(C)” in and of itself (it being understood, however, that the facts or circumstances giving rise to any such allegations may be taken into account in determining whether there has been or would be a Company Material Adverse Effect); (vii) Effects resulting from actions taken at Parent’s express direction, including actions taken pursuant to Section 5.6 solely to the extent made pursuant to the Parent’s express direction; or (viii) changes since the date of the Agreement in applicable Legal Requirements, regulatory conditions or GAAP (it being agreed that notwithstanding any of the foregoing, any termination of any ongoing clinical studies of PEP005 (ingenol mebutate) for safety reasons in accordance with the protocol for such clinical studies or as a result of an action by a Governmental Body would be considered to constitute a Company Material Adverse Effect).
     Company Option Plan. “Company Option Plan” means the Company’s 2007 Incentive Award Plan, as it may be amended from time to time.
     Company Options. “Company Options” means options to purchase shares of Company Common Stock from the Company (whether granted by the Company pursuant to the Company Option Plan, assumed by the Company, or otherwise), provided, that, the Company Warrants shall not be considered Company Options for any purpose hereunder.
     Company Owned IP. “Company Owned IP” means all Intellectual Property Rights that are owned by the Company and its Subsidiaries and that are used or contemplated to be used in the conduct of the business of the Company and its Subsidiaries.
     Company Preferred Stock. “Company Preferred Stock” means the Preferred Stock, $0.001 par value per share, of the Company.
     Company Product. “Company Product” means any product of any Acquired Corporation that, on a stand-alone basis (a) has been manufactured, marketed, distributed, provided, leased, licensed or sold by or on behalf of any Acquired Corporation at any time, (b) any Acquired Corporation currently supports or is obligated to support or maintain or (c) is under development by or for any Acquired Corporation (whether or not in collaboration with another

Person), including the following products of the Company and its Subsidiaries: (a) PEP005 (ingenol mebutate) Gel for the treatment of actinic keratosis and (b) PEP005 (ingenol mebutate) Gel for the treatment of superficial basal cell carcinoma.
     Company Public Documents. “Company Public Documents” means the Company ASX Documents and the Company SEC Documents, collectively.
     Company Registered IP. “Company Registered IP” means all Registered IP owned by, or filed in the name of, the Company or any of its Subsidiaries.
     Company SEC Documents. “Company SEC Documents” means all proxy statements, reports, schedules, forms, statements or other documents, including all amendments thereto, required to be filed by the Company with or furnished by the Company to the SEC.
     Company Stockholders. “Company Stockholders” means the holders of Company Common Stock and Share CDIs.
     Company Triggering Event. A “Company Triggering Event” shall be deemed to have occurred if: (a)  the Company Board shall have failed to recommend that the Company Stockholders vote to adopt the Agreement, or withdraws or modifies in a manner adverse to Parent the Company Board Recommendation; (b) the Company fails to include in the Proxy Statement, or shall have amended the Proxy Statement to exclude, the Company Board Recommendation; (c) the Company Board fails to reaffirm the Company Board Recommendation (publicly, if requested by Parent) within 10 Business Days after Parent requests in writing that it be reaffirmed; (d) the Company Board approves, endorses or recommends any Acquisition Proposal; (e) the Company enters into any letter of intent or similar document or any Contract contemplating any Acquisition Proposal or enters into a binding definitive agreement accepting an Acquisition Proposal; (e) a tender or exchange offer relating to securities of the Company is commenced by a Person unaffiliated with Parent, and the Company has not sent to the Company Stockholders, within ten (10) Business Days after the commencement of such tender or exchange offer, a statement disclosing that the Company recommends rejection of such tender or exchange offer; or (f) any of the Acquired Corporations or any Representative of any of the Acquired Corporations shall have materially breached any of their obligations set forth in Section 4.3.
     Company Warrants. “Company Warrants” means warrants to purchase shares of Company Common Stock from the Company, including warrants in respect of which Option CDIs have been issued.
     Confidentiality Agreement. “Confidentiality Agreement” means that certain Confidentiality Agreement dated as of February 27, 2007, between Peplin Limited CAN 090 819 275 and Parent, as amended by that certain Amendment No. 1 to Confidentiality Agreement dated as of March 10, 2009, among the Company, Peplin Limited CAN 090 819 275 and Parent.
     Consent. “Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).
     Contemplated Transactions. “Contemplated Transactions” means the Merger and the other transactions contemplated by the Agreement or the Voting Agreements.
     Contract. “Contract” means any written, oral or other agreement, contract, subcontract, lease, legally binding understanding, legally binding arrangement, settlement, legally binding instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, legally binding benefit plan or legally binding commitment or undertaking of any nature, whether express or implied.
     Corporations Act. “Corporations Act” means the Australian Corporations Act 2001 (Cth), as amended and the Corporations Regulations 2001 made under it.
     DGCL. “DGCL” means the Delaware General Corporation Law.
     Dissenting Shares. “Dissenting Shares” means any shares of Company Common Stock that are issued and outstanding immediately before the Effective Time and in respect of which the holder thereof has made a proper demand for appraisal of such shares of Company Common Stock in accordance with Section 262 of the DGCL and has otherwise complied with all applicable provisions of Section 262 of the DGCL in connection with the Merger, provided that any such shares of Company Common Stock shall cease to be Dissenting Shares hereunder after such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under Section 262 of the DGCL with respect to such shares.
     Encumbrance. “Encumbrance” means any lien, pledge, hypothecation, hypothecation, option, right of first refusal, preemptive right, charge, mortgage, easement, encroachment, imperfection of title, title exception, title defect, right of possession, lease, security interest, encumbrance, adverse claim, interference, restriction on transfer (except for restrictions arising under applicable securities laws) or other restriction of any nature except for Permitted Encumbrances.
     Entity. “Entity” means any corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or other entity.
     ERISA. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     Exchange Act. “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     FDA. “FDA” means the United States Food and Drug Administration.
     GAAP. “GAAP” means generally accepted accounting principles in the United States.
     Governmental Authorization. “Governmental Authorization” means any permit, license, certificate, franchise, permission, variance, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement, or right under any Contract with any Governmental Body.

     Governmental Body. “Governmental Body” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, or instrumentality, and any court or other tribunal); or (d) self-regulatory organization (including the NASDAQ Stock Market LLC and FINRA-Financial Industry Regulatory Authority). For the avoidance of doubt, Governmental Body shall include the Australian Takeovers Panel, the Australian Securities Exchange, the Australian Securities and Investments Commission, the FDA and any other agency in the world that is responsible for regulating or supervising the safety of foods, dietary supplements, medical devices or drugs.
     HSR Act. “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     Intellectual Property. “Intellectual Property” means formulae, inventions (whether or not patentable), know-how, methods, processes, proprietary information, specifications, software, techniques, URLs, web sites, works of authorship and other forms of technology.
     Intellectual Property Rights. “Intellectual Property Rights” means all rights of the following types, which may exist or be created under the laws of any jurisdiction in the world: (a) rights associated with works of authorship, including copyrights and moral rights; (b) trademark, trade name and domain name rights and similar rights; (c) trade secret rights; (d) patent and industrial property rights; (e) other proprietary and intangible rights in Intellectual Property; and (f) rights in or relating to registrations, renewals, extensions, combinations, divisions and reissues of, and applications for, any of the rights referred to in clauses “(a)” through “(e)” above.
     Knowledge. “knowledge” means, with respect to any party as to any particular matter, the actual knowledge of the directors and officers of such party regarding such matter.
     Legal Proceeding. “Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any court or other Governmental Body or any arbitrator or arbitration panel.
     Legal Requirement. “Legal Requirement” means any federal (including United States, Australian and Irish), state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, order, award, stock exchange rule, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body (or under the authority of the ASX).
     Option CDIs. “Option CDIs” means CHESS Depositary Interests representing options to purchase shares of Company Common Stock (in the ratio of one (1) option to purchase one (1) share of Company Common Stock to twenty (20) Option CDIs) (ASX: PLIO).

     Order. “Order” means any order, writ, injunction, judgment or decree.
     Parent Disclosure Schedule. “Parent Disclosure Schedule” means the Parent Disclosure Schedule and exhibits thereto that Parent delivers to the Company upon the execution of the Agreement.
     Parent Material Adverse Effect. “Parent Material Adverse Effect” means any Effect that, considered together with all other Effects, would reasonably be expected to have a material adverse effect on the ability of Parent to consummate the Merger; provided, however, that, in no event shall any of the following, alone or in combination, be deemed to constitute, nor shall any of the following be taken into account in determining whether there has occurred, a Parent Material Adverse Effect: (i) Effects resulting from changes since the date of the Agreement in conditions, including regulatory review standards, generally affecting the industries in which Parent or any of its Subsidiaries participates or the U.S. or global economy or capital markets as a whole, to the extent that such changed conditions do not have a substantially disproportionate impact on Parent and its Subsidiaries taken as a whole when compared to other firms in the industries in which Parent or any of its Subsidiaries participates; (ii) Effects resulting from acts of war, armed hostilities or terrorism since the date of the Agreement; (iii) Effects resulting from the announcement or pendency of the Merger and the Contemplated Transactions to the extent that Parent conclusively demonstrates that such Effects are directly and exclusively attributable to the announcement or pendency of the Merger and the Contemplated Transactions; (iv) Company stockholder class action or derivative litigation commenced against Parent since the date of the Agreement and arising from allegations of breach of fiduciary duty of the Company’s directors relating to their approval of the Agreement or from allegations of false or misleading public disclosure by Parent with respect to the Agreement; or (vii) changes since the date of the Agreement in applicable Legal Requirements, regulatory conditions or GAAP.
     Permitted Encumbrance. “Permitted Encumbrance” means: (a) liens, licenses that are listed on the Company Disclosure Schedule, exceptions, security interests, restrictions, imperfections of title or other similar matters that have arisen in the ordinary course of business and that do not and would not be reasonably likely to, individually or in the aggregate, materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of any of the Acquired Corporations; (b) Encumbrances for current Taxes, assessments or other government charges not yet due; (c) zoning, building or other similar government restrictions; (d) easements, covenants, rights of way or other similar restrictions with respect to real property; and (e) liens securing indebtedness that is reflected on the Company Unaudited Balance Sheet.
     Person. “Person” means any individual, Entity or Governmental Body.
     Registered IP. “Registered IP” means all Intellectual Property Rights that are registered, applied for, filed, perfected, issued or recorded with or by any Governmental Body.
     Representatives. “Representatives” means directors, officers, agents, attorneys, accountants, advisors and representatives.
     Required Company Stockholder Vote. “Required Company Stockholder Vote” means the affirmative vote of the Company Stockholders holding at least a majority of the outstanding shares of Company Common Stock in favor of the adoption of the Agreement.
     Sarbanes-Oxley Act. “Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002, as it may be amended from time to time.
     SEC. “SEC” means the United States Securities and Exchange Commission.
     Securities Act. “Securities Act” means the Securities Act of 1933, as amended.
     Share CDIs. “Share CDIs” means CHESS Depositary Interests representing shares of Company Common Stock (in the ratio of one (1) share of Company Common Stock to twenty (20) Share CDIs) (ASX: PLI).
     Subsidiary. An Entity shall be deemed to be a “Subsidiary” of another Person if such Person directly or indirectly owns or purports to own, beneficially or of record: (a) an amount of voting securities of or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such Entity’s board of directors or other governing body; or (b) at least 50% of the outstanding equity, voting or financial interests in such Entity.
     Superior Offer. “Superior Offer” means an unsolicited bona fide, written offer by a third party to acquire, directly or indirectly, pursuant to a tender offer, exchange offer, merger, consolidation or other business combination, all or substantially all of the assets of the Acquired Corporations, taken as a whole or in excess of 50% of the outstanding voting securities of the Company and as a result of which the Company Stockholders immediately preceding such transaction would cease to hold at least 50% of the equity interests in the surviving or resulting entity of such transaction or any direct or indirect parent or subsidiary thereof, that (a) was not obtained or made as a direct or indirect result of a breach by the Company of the Agreement or the Confidentiality Agreement, (b) is determined by the Company Board, in its good faith judgment, after consultation with an independent financial advisor of nationally recognized reputation, and after taking into account the likelihood and anticipated timing of consummation, to be more favorable from a financial point of view to the Company Stockholders than the Merger and (c) contemplates a transaction that is reasonably capable of being consummated.
     Tax. “Tax” means any federal, state, local, or foreign tax (including any income, franchise, capital gains, gross receipts, value-added, surtax, estimated, unemployment, national health insurance, excise, ad valorem, transfer, stamp, sales, use, property, custom duty, withholding or payroll tax), including any penalty, interest or addition thereto), imposed by or under the authority of any Governmental Body.
     Tax Return. “Tax Return” means any return (including any information return), report, statement, declaration or other document (including any schedule or attachment thereto, and including any amendment thereof) required to be filed with any Governmental Body with respect to Taxes.
     TGA. “TGA” means the Australian Therapeutic Goods Administration.

Exhibit B
Form of Certificate of Merger

CERTIFICATE OF MERGER
OF
PLANT ACQUISITION SUB, INC.
(a Delaware corporation)
WITH AND INTO
PEPLIN, INC.
(a Delaware corporation)

Pursuant to Section 251 of the
General Corporation Law of the State of Delaware

[                                        ], 2009
     Peplin, Inc., a Delaware corporation (“Peplin”), does hereby certify to the following facts relating to the merger of Plant Acquisition Sub, Inc., a Delaware corporation (“Sub”), with and into Peplin, pursuant to the provisions of Section 251 of the General Corporation Law of the State of Delaware:
     1. The name and the state of incorporation of each of the constituent corporations (the “Constituent Corporations”) are as follows:

Name	State of Incorporation
Plant Acquisition Sub, Inc.	Delaware
Peplin, Inc.	Delaware
     2. An Agreement and Plan of Merger, dated as of September 2, 2009 (the “Agreement”), setting forth the terms and conditions of the merger of Sub with and into Peplin (the “Merger”), has been approved, adopted, executed, and acknowledged by both of the Constituent Corporations in accordance with the requirements of Section 251 of the General Corporation Law of the State of Delaware.
     3. Peplin shall be the surviving corporation in the Merger (the “Surviving Corporation”). The name of the Surviving Corporation shall be Peplin, Inc.
     4. Upon the effectiveness of the Certificate of Incorporation of the Surviving Corporation shall be amended and restated to read in its entirety as set forth in Exhibit A attached hereto.

     5. The executed Agreement is on file at the principal place of business of the Surviving Corporation. The address of the principal place of business of the Surviving Corporation is 6475 Christie Avenue, Suite 300, Emeryville, California 94608.
     6. A copy of the Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.
     7. This Certificate of Merger and the Merger shall become effective at the time this Certificate of Merger is filed with the Secretary of State of the State of Delaware.
[Remainder of Page Intentionally Left Blank]

     In Witness Whereof, Peplin, Inc. has caused this Certificate of Merger to be executed by the undersigned, its authorized officer, as of the date first written above

Peplin, Inc.

By:
Name:

Title:

[Signature Page to Certificate of Merger]

Exhibits
     Exhibit A — Certain Definitions
     Exhibit B — Form of Certificate of Merger